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TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-113104

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 8, 2004)

			Overstock.com, Inc. 1,200,000 Shares of Common Stock

We are offering all of the 1,200,000 shares offered by this prospectus supplement. We have granted the underwriters the right to purchase up to 100,000 additional shares from us within 30 days after the date of this prospectus supplement to cover any over-allotments. The underwriters expect to deliver shares of common stock to purchasers on May 18, 2004.

Our common stock is traded on the Nasdaq National Market under the symbol "OSTK." On May 13, 2004, the last reported sale price for the common stock on the Nasdaq National Market was $32.62 per share.
			OpenFollowOnSM Offering: The method of distribution being used by the underwriters in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares were determined primarily by an auction process conducted by the underwriters. A more detailed description of this process, known as an OpenFollowOn Offering, is included in "Plan of Distribution."
THE OFFERING	PER SHARE	TOTAL

Public Offering Price	$30.50	$36,600,000
Underwriting Discount	$1.0675	$1,281,000
Proceeds, before expenses, to us	$29.4325	$35,319,000

Investing in our common stock involves risk.
See "Risk Factors" beginning on page S-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

JMP Securities

The date of this prospectus supplement is May 13, 2004

        You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date.

        Overstock.com, Overstockb2b.com, Worldstock.com and Overstock.com—The Big O are trademarks of Overstock.com, Inc. The Overstock.com logo and Worldstock.com logo are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names referred to in this prospectus supplement are property of their respective owners.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and our consolidated financial statements and notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully.

Overview of the Company

        The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth under "Forward-Looking Statements." Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus supplement.

        We are an online "closeout" retailer offering discount, brand-name merchandise for sale primarily over the Internet. Our merchandise offerings include bed-and-bath goods, kitchenware, watches, jewelry, electronics, sporting goods and designer accessories. We also sell books, magazines, CDs, DVDs, video cassettes and video games, or BMV products. We offer our customers an opportunity to shop for bargains conveniently, while offering our suppliers an alternative inventory liquidation distribution channel. We typically offer approximately 12,000 non-BMV products and approximately 500,000 BMV products in up to eight departments on our main Website, www.overstock.com. We also offer travel services, including airline tickets, hotel reservations and car rentals. We continually add new, limited-inventory products to our Websites in order to create an atmosphere that encourages customers to visit frequently and purchase products before our inventory sells out.

        Closeout merchandise is typically available in inconsistent quantities and prices and often is only available to consumers after it has been purchased and resold by disparate liquidation wholesalers. We utilize the Internet to create a more efficient market for liquidation merchandise. We provide consumers and businesses with quick and convenient access to high-quality, brand-name merchandise at discount prices. We believe we are unlike other online liquidators because we focus on multiple product lines, offer a single price (as opposed to an auction format), and serve both businesses and consumers.

        We have a "direct" business, in which we buy and take possession of inventory for resale. We also have our "fulfillment partner" business, in which we sell merchandise of other retailers, cataloguers or manufacturers through our Websites. We currently have fulfillment partner relationships with approximately 280 third parties which post over 6,000 non-BMV products on our Websites. For both our direct and our fulfillment partner businesses we have a consumer and a business-to-business, or B2B, sales channel.

        Our objective is to utilize the Internet to become the dominant closeout solution for holders of brand-name merchandise, allowing them to dispose of that merchandise discreetly and with high recovery values. Our supplier relationships provide us with recognized, brand-name products. Our manufacturer and supplier relationships are based on historical experience with manufacturers and liquidation wholesalers and do not entitle us to receive merchandise on a long-term or short-term basis. Currently, our products are organized into eight different product departments on our main Website:

Apparel, Shoes & Accessories Books, Movies, Music & Games Electronics & Computers Home & Garden	Jewelry & Watches Sporting Goods & Event Tickets Travel Worldstock Handcrafted

        Each of these departments has multiple categories that more specifically describe the products offered within that department.

        The number of products we offer has grown from less than 100 in 1999, to more than 12,000 non-BMV products and approximately 500,000 BMV products at March 31, 2004.

        During the quarter ended March 31, 2004, we fulfilled approximately 50% of all orders through our leased Salt Lake City, Utah warehouse where we store approximately 6,000 non-BMV products offered on our main Website. Our warehouse generally ships between 4,000 and 5,000 orders per day, and up to approximately 10,000 orders per day during peak periods, using two overlapping daily shifts. The balance of our orders during the first quarter of 2004 were for inventory owned and shipped by approximately 280 third-party fulfillment partners.

        We staff our customer service department with dedicated professionals who respond to phone and email inquiries on products, ordering, shipping status and returns. Our customer service staff processes approximately 20,000 to 25,000 calls per week, and processes approximately 20,000 to 40,000 email messages each week, with less than a 24-hour turnaround time. As of March 31, 2004, we had 366 full-time employees.

        Our principal executive offices are located at 6322 South 3000 East, Suite 100, Salt Lake City, Utah 84121, and our telephone number is (801) 947-3100. Our main Website address is www.overstock.com. The information contained on our Website is not part of this prospectus supplement.

Summary Consolidated Financial Data

        The following table sets forth summary consolidated and as adjusted financial information of Overstock.com (in thousands, except per share data).

	Year ended December 31,			Three Months ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
Consolidated Statement of Operations Data:
Revenue:
Direct revenue	$36,038	$79,405	$138,134	$25,198	$38,580
Fulfillment partner revenue	3,965	12,379	100,811	3,966	43,498

Total revenue	40,003	91,784	238,945	29,164	82,078

Cost of goods sold:
Direct	33,497	70,686	124,302	23,484	34,816
Fulfillment partner	1,143	2,755	89,190	1,055	38,793

Total cost of goods sold	34,640	73,441	213,492	24,539	73,609

Gross profit	5,363	18,343	25,453	4,625	8,469

Operating expenses:
Selling, general and administrative expenses	15,225	19,494	37,084	8,393	10,628
Amortization of goodwill	3,056	—	—	—	—
Amortization of stock-based compensation	649	2,903	756	328	135

Operating loss	(13,567)	(4,054)	(12,387)	(4,096)	(2,294)

Net loss	(13,806)	(4,560)	(11,887)	(3,941)	(2,210)

Net loss attributable to common shares	$(14,210)	$(11,573)	$(12,149)	$(4,018)	$(2,258)

Net loss per common share—basic and diluted	$(1.29)	$(0.88)	$(0.75)	$(0.26)	$(0.14)
Weighted average common shares outstanding—basic and diluted	10,998	13,108	16,198	15,486	16,646
	Year ended December 31,		As of March 31, 2004
	2002	2003	Actual	As adjusted
			(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$11,059	$28,846	$7,438	$42,507
Marketable securities	21,603	11,500	12,886	12,886
Working capital	35,679	45,284	44,633	79,702
Total assets	63,956	97,732	82,476	117,545
Total indebtedness	182	161	141	141
Redeemable common stock	4,363	2,978	3,026	3,026
Stockholders' equity	39,271	54,914	55,256	90,325

        The as adjusted information above gives effect to our receipt of the net proceeds of approximately $35.1 million from the sale of 1,200,000 shares of common stock by us under this prospectus supplement based on the public offering price of $30.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The Offering

Shares we are offering	1,200,000 shares.
Shares outstanding immediately following this offering	18,042,089 shares.
Nasdaq National Market Symbol	OSTK
Use of proceeds
The net proceeds from the sale of common stock offered by this prospectus supplement will be used for general corporate purposes and working capital requirements, including sales and marketing activities and inventory purchases. Pending their ultimate use, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.
Risk factors	See "Risk Factors" for a discussion of the factors you should carefully consider before deciding to invest in shares of our common stock.

        The number of shares to be outstanding after this offering is based on 16,842,089 shares outstanding as of March 31, 2004. The number of shares outstanding excludes 1,852,152 shares issuable upon exercise of outstanding options, 926,173 shares issuable upon exercise of outstanding warrants, and 41,808 shares reserved for issuance pursuant to our 2002 Stock Option Plan, as of March 31, 2004, respectively, and 100,000 shares subject to the underwriters' over-allotment option.

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide whether to purchase our common stock. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business. The occurrence of any of the following risks could harm our business. The trading price of our common stock could decline due to any of these risks and uncertainties, and you may lose part or all of your investment.

Risks Relating to Overstock

Because we have a limited operating history, it is difficult to evaluate our business and future operating results.

        We were originally organized in May 1997 and began posting a list of our merchandise on our Website in August 1998. In March 1999, we launched the first version of our Website through which customers could purchase products. Our limited operating history makes it difficult to evaluate our business and future operating results.

We have a history of significant losses. If we do not achieve profitability, our financial condition and our stock price could suffer.

        We have a history of losses and we may continue to incur operating and net losses for the foreseeable future. We incurred net losses attributable to common shares of $11.6 million and $12.1 million for the years ended December 31, 2002 and 2003, respectively, and a net loss of $2.3 million for the quarter ended March 31, 2004. As of March 31, 2004, our accumulated deficit was $70.1 million. We will need to generate significant revenues to achieve profitability, and we may not be able to do so. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, our financial results would be severely harmed.

        We will continue to incur significant operating expenses and capital expenditures as we:

  •
  enhance our distribution and order fulfillment capabilities;

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  further improve our order processing systems and capabilities;

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  develop enhanced technologies and features;

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  expand our customer service capabilities to better serve our customers' needs;

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  expand our product offerings;

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  rent additional warehouse and office space;

  •
  increase our general and administrative functions to support our operations; and

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  increase our sales, branding and marketing activities, including maintaining existing or entering into new marketing arrangements, such as our national television and radio branding campaign.

        Because we will incur many of these expenses before we receive any revenues from our efforts, our losses may be greater than the losses we would incur if we developed our business more slowly. Further, we base our expenses in large part on our operating plans and future revenue projections. Many of our expenses are fixed in the short term, and we may not be able to quickly reduce spending if our revenues are lower than we project. Therefore, any significant shortfall in revenues would likely harm our business, operating results and financial condition. In addition, we may find that these efforts are more expensive than we currently anticipate, which would further increase our losses. Also, the timing of these expenses may contribute to fluctuations in our quarterly operating results.

Our quarterly operating results are volatile and may adversely affect our stock price.

        Our future revenues and operating results are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside our control, and any of which could harm our business. As a result, we believe that quarterly comparisons of our operating results are not necessarily meaningful and that you should not rely on the results of one quarter as an indication of our future performance. In addition to the other risk factors described in this prospectus supplement, additional factors that have caused and/or could cause our quarterly operating results to fluctuate include:

  •
  increases in the cost of advertising;

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  our ability to retain existing customers or encourage repeat purchases;

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  difficulties developing our B2B operations;

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  the extent to which our existing and future marketing agreements are successful;

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  price competition that results in lower profit margins or increased losses;

  •
  the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and infrastructure;

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  the amount and timing of our purchases of inventory;

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  our ability to manage distribution operations or provide adequate levels of customer service;

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  our ability to successfully integrate operations and technologies from acquisitions or other business combinations;

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  entering into new lines of products; and

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  our ability to replace the loss of significant customers.

If we fail to accurately forecast our expenses and revenues, our business, operating results and financial condition may suffer and the price of our stock may decline.

        Our limited operating history and the rapidly evolving nature of our industry make forecasting operating results difficult. We may not be able to quickly reduce spending if our revenues are lower than we project. Therefore, any significant shortfall in revenues would likely harm our business, operating results and financial condition and cause our results of operation to fall below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline.

We have grown quickly and if we fail to manage our growth, our business will suffer.

        We have rapidly and significantly expanded our operations, and anticipate that further significant expansion will be required to address potential growth in our customer base and market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. Some of our officers have no prior senior management experience at public companies. Our new employees include a number of key managerial, technical and operations personnel who have not yet been fully integrated into our operations, and we expect to add additional key personnel in the near future. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage our already growing employee base. If we are unable to manage growth effectively, our business, prospects, financial condition and results of operations will be harmed.

In order to obtain future revenue growth and achieve and sustain profitability, we will have to attract customers on cost-effective terms.

        Our success depends on our ability to attract customers on cost-effective terms. We have relationships with online services, search engines, directories and other Websites and e-commerce businesses to provide content, advertising banners and other links that direct customers to our Websites. We rely on these relationships as significant sources of traffic to our Websites and to generate new customers. If we are unable to develop or maintain these relationships on acceptable terms, our ability to attract new customers and our financial condition could be harmed. In addition, certain of our online marketing agreements may require us to pay upfront fees and make other payments prior to the realization of the sales, if any, associated with those payments. Accordingly, if these agreements or similar agreements that we may enter into in the future fail to produce the sales that we anticipate, our results of operations will be adversely affected. We cannot assure you that we will be able to increase our revenues, if at all, in a cost-effective manner. We have also begun national television and radio branding and advertising campaigns. Such campaigns are expensive and may not result in the cost-effective acquisition of customers.

        Further, many of the parties with which we may have online-advertising arrangements could provide advertising services for other online or traditional retailers and merchandise liquidators. As a result, these parties may be reluctant to enter into or maintain relationships with us. Failure to achieve sufficient traffic or generate sufficient revenues from purchases originating from third parties may result in termination of these relationships by these third parties. Without these relationships, our revenues, business, prospects, financial condition and results of operations could suffer.

We have entered into a credit facility in order to increase our ability to purchase additional inventory in order to grow more quickly, and the credit facility and related agreements may restrict our ability to adapt our business plan.

        We have entered into a credit facility in order to increase our ability to build our inventory levels prior to our peak selling season. Our obligations under the inventory credit facility are secured by all or substantially all of our assets. The documents relating to the inventory credit facility contain various covenants that limit our ability to, among other things:

  •
  incur additional debt;

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  make investments, pay dividends on our capital stock, or redeem or repurchase shares of our capital stock;

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  make capital investments;

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  create liens on our assets;

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  sell assets; and

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  make acquisitions or merge or consolidate with other companies.

        Our ability to comply with these covenants may be affected by events beyond our control, including economic, financial and industry conditions. In addition, even if we are able to comply with all applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of corporate opportunities that we believe would be beneficial to us.

The loss of key personnel or any inability to attract and retain additional personnel could affect our ability to successfully grow our business.

        Our performance is substantially dependent on the continued services and on the performance of our senior management and other key personnel, particularly Patrick M. Byrne, our President and Chairman of the Board. Our performance also depends on our ability to retain and motivate other officers and key employees. The loss of the services of any of our executive officers or other key employees for any unforeseen reason, including without limitation, illness or call to military service, could harm our business, prospects, financial condition and results of operations. We do not have employment agreements with any of our key personnel and we do not maintain "key person" life insurance policies. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly-skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and we cannot assure you that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. During 2003, individuals serving as our president and chief financial officer, our chief operating officer and our chief technology officer each stepped down from these positions for unrelated reasons. Each of these three individuals remained an employee of our company, and each continues to serve our company at present. Our failure to retain and attract the necessary technical, managerial, editorial, merchandising, marketing and customer service personnel could harm our revenues, business, prospects, financial condition and results of operations.

Our operating results may fluctuate depending on the season, and such fluctuations may affect our stock price.

        We have experienced and expect to continue to experience fluctuations in our operating results because of seasonal fluctuations in traditional retail patterns. Sales in the retail and wholesale industries tend to be significantly higher in the fourth calendar quarter of each year than in the preceding three quarters due primarily to increased shopping activity during the holiday season. However, there can be no assurance that our sales in the fourth quarter will exceed those of the preceding quarters or, if the fourth quarter sales do exceed those of the preceding quarters, that we will be able to manage the increased sales effectively. Further, we may increase our inventories substantially in anticipation of holiday season shopping activity, which may have a negative effect on our cash flow. Securities analysts and investors may inaccurately estimate the effects of seasonality on our results of operations in one or more future quarters and, consequently, our operating results may fall below their expectations, causing our stock price to decline.

We depend on our relationships with third party fulfillment partners for a large portion of the products that we offer for sale on our Websites. If we fail to maintain these relationships, our business will suffer.

        During the quarter ended March 31, 2004, we had fulfillment partner relationships with approximately 280 third parties whose products we offer for sale on our Websites. At March 31, 2004, these products accounted for approximately 50% of the non-BMV products available on our Websites. We do not have any long-term agreements with any of these third parties. Our agreements with third parties are terminable at will by either party immediately upon notice. In general, we agree to offer the third parties' products on our Websites and these third parties agree to provide us with information about their products, honor our customer service policies and ship the products directly to the customer. If we do not maintain our existing or build new relationships with third parties on acceptable commercial terms, we may not be able to offer a broad selection of merchandise, and customers may refuse to shop at our Websites. In addition, manufacturers may decide not to offer particular products for sale on the Internet. If we are unable to maintain our existing or build new fulfillment partner relationships, or if other product manufacturers refuse to allow their products to be sold via the Internet, our business would suffer severely.

We are partially dependent on third parties to fulfill a number of our fulfillment, distribution and other retail functions. If such parties are unwilling or unable to continue providing these services, our business could be seriously harmed.

        In our fulfillment partner business, although we now handle returned merchandise, we continue to rely on third parties to conduct a number of other traditional retail operations with respect to their respective products that we offer for sale on our Websites, including maintaining inventory, preparing merchandise for shipment to individual customers and timely distribution of purchased merchandise. We have no effective means to ensure that these third parties will continue to perform these services to our satisfaction or on commercially reasonable terms. In addition, because we do not take possession of these third parties' products, we are unable to fulfill these traditional retail operations ourselves. Our customers could become dissatisfied and cancel their orders or decline to make future purchases if these third parties are unable to deliver products on a timely basis. If our customers become dissatisfied with the services provided by these third parties, our reputation and the Overstock brand could suffer.

We rely on our relationships with manufacturers, retailers and other suppliers to obtain sufficient quantities of quality merchandise on acceptable terms. If we fail to maintain our supplier relationships on acceptable terms, our sales and profitability could suffer.

        To date, we have not entered into contracts with manufacturers or liquidation wholesalers that guarantee the availability of merchandise for a set duration. Our contracts or arrangements with suppliers do not provide for the continuation of particular pricing practices and may be terminated by either party at any time. Our current suppliers may not continue to sell their excess inventory to us on current terms or at all, and we may not be able to establish new supply relationships. It is difficult for us to maintain high levels of product quality and selection because none of the manufacturers, suppliers and liquidation wholesalers from whom we purchase products have a continuing obligation to provide us with merchandise at historical levels or at all. In most cases, our relationships with our suppliers do not restrict the suppliers from selling their respective excess inventory to other traditional or online merchandise liquidators, which could in turn limit the selection of products available on our Websites. If we are unable to maintain relationships with suppliers that will allow us to obtain sufficient quantities of merchandise on acceptable commercial terms, our business, results of operation and financial condition could be harmed.

Our business may be harmed by the listing or sale of pirated, counterfeit or illegal items by third parties, and by intellectual property litigation.

        We have received in the past, and we anticipate we will receive in the future, communications alleging that certain items listed or sold through our Websites infringe third-party copyrights, trademarks and trade names or other intellectual property rights. For example, in October 2003, Tiffany (NJ) Inc. and Tiffany and Company filed a complaint against us in the United States District Court for the Southern District of New York alleging that we have distributed counterfeit and otherwise unauthorized Tiffany product in violation of federal copyright and trademark law and related state laws. The complaint seeks statutory and other damages in an unspecified amount and injunctive relief. Although we have filed an answer and believe we have defenses to the allegations and intend to pursue them vigorously, the Tiffany lawsuit is in the early stages of discovery, and we do not have sufficient information to assess the validity of the claims or the amount of potential damages.

        We may be unable to prevent third parties from listing unlawful goods, and we may be subject to allegations of civil or criminal liability for unlawful activities carried out by third parties through our

Websites. In the future, we may implement measures to protect against these potential liabilities that could require us to spend substantial resources and/or to reduce revenues by discontinuing certain service offerings. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods could harm our revenues, business, prospects, financial condition and results of operations.

        Resolving litigation or claims regarding patents or other intellectual property, whether meritorious or not, could be costly and time-consuming, cause service delays, divert our management and key personnel from our business operations, require expensive or unwanted changes in our methods of doing business or require us to enter into costly royalty or licensing agreements, if available. As a result, these claims could harm our business.

Our business may be harmed by fraudulent activities on our Websites.

        We have received in the past, and anticipate that we will receive in the future, communications from customers who did not receive goods that they purchased. We also periodically receive complaints from our customers as to the quality of the goods purchased and services rendered. Negative publicity generated as a result of fraudulent or deceptive conduct by third parties could damage our reputation, harm our business and diminish the value of our brand name. We expect to continue to receive from customers requests for reimbursement or threats of legal action against us if no reimbursement is made.

We depend upon third-party delivery services to deliver our products to our customers on a timely and consistent basis. A deterioration in our relationship with any one of these third parties could decrease our ability to track shipments, cause shipment delays, and increase our shipping costs and the number of damaged products.

        We rely upon multiple third parties for the shipment of our products. Because we do not have a written long-term agreement with any of these third parties, we cannot be sure that these relationships will continue on terms favorable to us, if at all. Unexpected increases in shipping costs or delivery times, particularly during the holiday season, could harm our business, prospects, financial condition and results of operations. If our relationships with these third parties are terminated or impaired or if these third parties are unable to deliver products for us, whether through labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. We may be unable to engage alternative carriers on a timely basis or upon terms favorable to us. Changing carriers would likely have a negative effect on our business, prospects, operating results and financial condition. Potential adverse consequences include:

  •
  reduced visibility of order status and package tracking;

  •
  delays in order processing and product delivery;

  •
  increased cost of delivery, resulting in reduced gross margins; and

  •
  reduced shipment quality, which may result in damaged products and customer dissatisfaction.

Our operating results depend on our Websites, network infrastructure and transaction-processing systems. Capacity constraints or system failures would harm our business, prospects, results of operations and financial condition.

        Any system interruptions that result in the unavailability of our Websites or reduced performance of our transaction systems would reduce our transaction volume and the attractiveness of the services that we provide to suppliers and third parties and would seriously harm our business, operating results and financial condition.

        We use internally developed systems for our Websites and certain aspects of transaction processing, including order verifications. We have experienced periodic systems interruptions due to server failure, which we believe will continue to occur from time to time. If the volume of traffic on our Websites or the number of purchases made by customers substantially increases, we will need to further expand and upgrade our technology, transaction processing systems and network infrastructure. We have experienced and expect to continue to experience temporary capacity constraints due to sharply increased traffic during sales or other promotions and during the holiday shopping season. Capacity constraints can cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and delays in reporting accurate financial information.

        Our transaction processing systems and network infrastructure may be unable to accommodate increases in traffic in the future. We may be unable to project accurately the rate or timing of traffic increases or successfully upgrade our systems and infrastructure to accommodate future traffic levels on our Websites. In addition, we may be unable to upgrade and expand our transaction processing systems in an effective and timely manner or to integrate any newly developed or purchased functionality with our existing systems. Any inability to do so may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information.

We may be unable to manage expansion into new business areas which could harm our business operations and reputation.

        Our long-term strategic plan involves expansion of our operations in the B2B merchandise liquidation market, entering into agreements to provide products and services to retail chains and other businesses, and possible expansion into additional markets. We cannot assure you that our efforts to expand our business in this manner will succeed or that we will be successful in managing agreements to provide products and services to retail chains and other businesses. To date, we have expended significant financial and management resources developing our B2B operations. We have recently decided to merge our B2B website into our B2C website, and to change our approach to marketing to B2B customers. Our failure to succeed in this market or other markets may harm our business, prospects, financial condition and results of operation. We may choose to expand our operations by developing new Websites, promoting new or complementary products or sales formats, such as our recent addition of travel product offerings, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of new or complementary businesses or technologies, although we have no present understandings, commitments or agreements with respect to any material acquisitions or investments. We cannot assure you that we would be able to expand our efforts and operations in a cost-effective or timely manner or that any such efforts would increase overall market acceptance. Furthermore, any new business or Website we launch that is not favorably received by consumers could damage our reputation or the Overstock brand. We may expand the number of categories of products we carry on our Websites, and these and any other expansions of our operations would also require significant additional expenses and development and would strain our management, financial and operational resources. The lack of market acceptance of such efforts or our inability to generate satisfactory revenues from such expanded services or products to offset their cost could harm our business, prospects, financial condition and results of operations. In 2002, we entered into an agreement with Safeway Inc. to provide discounted merchandise to be sold within their stores. Safeway accounted for approximately 21%, of our total revenues for the quarter ended March 31, 2003 and for approximately 2%, of our total revenues for the quarter ended March 31, 2004. The term of our agreement with Safeway ended on February 26, 2004. We may be unable to develop relationships with other large retailers.

We may not be able to compete successfully against existing or future competitors.

        The online liquidation services market is new, rapidly evolving and intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new Websites at a relatively low cost. Our consumer Website currently competes with:

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  other online liquidation e-tailers, such as SmartBargains;

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  traditional retailers and liquidators, such as Ross Stores, Inc., Walmart Stores, Inc. and TJX Companies, Inc.; and

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  online retailers and marketplaces such as Amazon.com, Inc., Buy.com, Inc. and eBay, Inc., which have discount departments.

        Our B2B operations compete with liquidation "brokers" and retailers and online marketplaces such as eBay, Inc.

        We expect the online liquidation services market to become even more competitive as traditional liquidators and online retailers continue to develop services that compete with our services. In addition, manufacturers and retailers may decide to create their own Websites to sell their own excess inventory and the excess inventory of third parties. Competitive pressures created by any one of our competitors, or by our competitors collectively, could severely harm our business, prospects, financial condition and results of operations.

        Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could harm our business, prospects, financial condition and results of operations. For example, to the extent that we enter new lines of businesses such as third-party logistics, online auction services or discount brick and mortar retail, we would be competing with large established businesses such as APL Logistics, Ltd., eBay, Inc., Ross Stores, Inc. and TJX Companies, Inc.

        Many of our current and potential competitors described above have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, online retailers and liquidation e-tailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies. Some of our competitors may be able to secure merchandise from manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Website and systems development than we do. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We cannot assure you that we will be able to compete successfully against current and future competitors.

A significant number of merchandise returns could harm our business, financial condition and results of operations.

        We allow our customers to return products and, beginning July 1, 2003, we started accepting returns of products sold through our fulfillment partners. Our ability to handle a large volume of returns is unproven. In addition, any policies intended to reduce the number of product returns may result in customer dissatisfaction and fewer return customers. If merchandise returns are significant, our business, financial condition and results of operations could be harmed.

If the products that we offer on our Websites do not reflect our customers' tastes and preferences, our sales and profit margins would decrease.

        Our success depends in part on our ability to offer products that reflect consumers' tastes and preferences. Consumers' tastes are subject to frequent, significant and sometimes unpredictable changes. Because the products that we sell typically consist of manufacturers' and retailers' excess inventory, we have limited control over the specific products that we are able to offer for sale. If our merchandise fails to satisfy customers' tastes or respond to changes in customer preferences, our sales could suffer and we could be required to mark down unsold inventory which would depress our profit margins. In addition, any failure to offer products in line with customers' preferences could allow our competitors to gain market share. This could have an adverse effect on our business, results of operations and financial condition.

If the single facility where substantially all of our computer and communications hardware is located fails, our business, results of operations and financial condition will be harmed.

        Our success, and, in particular, our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Substantially all of our computer and communications hardware is located at a single leased facility in Salt Lake City, Utah. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, break-ins, earthquake and similar events. We do not have redundant systems in multiple locations or a formal disaster recovery plan and our business interruption insurance may be insufficient to compensate us for losses that may occur. Despite the implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of critical data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks could harm our business, prospects, financial condition and results of operations.

We may be unable to protect our proprietary technology or keep up with that of our competitors.

        Our success depends to a significant degree upon the protection of our software and other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary information, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, our competitors could, without violating our proprietary rights, develop technologies that are as good as or better than our technology.

        Our failure to protect our software and other proprietary intellectual property rights or to develop technologies that are as good as our competitors' could put us at a disadvantage to our competitors. In addition, the failure of the third parties whose products we offer for sale on our Websites to protect their intellectual property rights, including their domain names, could impair our operations. These failures could harm our business, results of operations and financial condition.

If we do not respond to rapid technological changes, our services could become obsolete and we could lose customers.

        To remain competitive, we must continue to enhance and improve the functionality and features of our e-commerce businesses. We may face material delays in introducing new services, products and enhancements. If this happens, our customers may forgo the use of our Websites and use those of our competitors. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing Websites and our proprietary technology and systems may become obsolete. Our failure to respond to technological change or to adequately maintain, upgrade and develop our computer network and the systems used to process customers' orders and payments could harm our business, prospects, financial condition and results of operations.

Issuances of our securities are subject to federal and state securities laws, and certain holders of common stock issued by us may be entitled to rescind their purchases.

        Issuances of securities are subject to federal and state securities laws. From November 1999 through September 2000, we offered and sold common stock to investors in various states. Certain of those offerings may not have complied with various requirements of applicable state securities laws. In such situations, a number of remedies may be available to regulatory authorities and the investors who purchased common stock in those offerings, including, without limitation, a right of rescission, civil penalties, seizure of our assets, a restraining order or injunction, and a court order to pay restitution and costs. As a result, certain investors in our common stock may be entitled to return their shares to us and receive from us the full price they paid, plus interest, which we estimate to be an aggregate amount of approximately $3.0 million at March 31, 2004.

We face risks relating to our inventory.

        We directly purchase some of the merchandise that we sell on our Websites. We assume the inventory damage, theft and obsolescence risks, as well as price erosion risks for products that we purchase directly. These risks are especially significant because some of the merchandise we sell on our Websites is characterized by rapid technological change, obsolescence and price erosion (for example, computer hardware, software and consumer electronics), and because we sometimes make large purchases of particular types of inventory. In addition, we often do not receive warranties on the merchandise we purchase. Further, beginning July 1, 2003, we started accepting returns of products sold through our fulfillment partners, and we have the risk of reselling the returned products.

        In the recent past, we have recorded charges for obsolete inventory and have had to sell certain merchandise at a discount or loss. It is impossible to determine with certainty whether an item will sell for more than the price we pay for it. Because we rely heavily on purchased inventory, our success will depend on our ability to liquidate our inventory rapidly, the ability of our buying staff to purchase inventory at attractive prices relative to its resale value and our ability to manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory. If we are unsuccessful in any of these areas, we may be forced to sell our inventory at a discount or loss.

We may be liable if third parties misappropriate our customers' personal information.

        If third parties are able to penetrate our network security or otherwise misappropriate our customers' personal information or credit card information, or if we give third parties improper access to our customers' personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. This liability could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government agencies investigate our privacy practices.

        We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information such as customer credit card numbers. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms that we use to protect customer transaction data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

We may expand our international business, causing our business to become increasingly susceptible to numerous international business risks and challenges that could affect our profitability.

        We have begun to expand into international markets, and in the future we may do so more aggressively. International sales and transactions are subject to inherent risks and challenges that could adversely affect our profitability, including:

  •
  the need to develop new supplier and manufacturer relationships;

  •
  unexpected changes in international regulatory requirements and tariffs;

  •
  difficulties in staffing and managing foreign operations;

  •
  longer payment cycles from credit card companies;

  •
  greater difficulty in accounts receivable collection;

  •
  potential adverse tax consequences;

  •
  price controls or other restrictions on foreign currency; and

  •
  difficulties in obtaining export and import licenses.

        To the extent we generate international sales and transactions in the future, any negative impact on our international operations could negatively impact our business. In particular, gains and losses on the conversion of foreign payments into United States dollars may contribute to fluctuations in our results of operations and fluctuating exchange rates could cause reduced gross revenues and/or gross margins from non-dollar-denominated international sales.

We may be subject to product liability claims that could be costly and time consuming.

        We sell products manufactured by third parties, some of which may be defective. If any product that we sell were to cause physical injury or injury to property, the injured party or parties could bring claims against us as the retailer of the product. Our insurance coverage may not be adequate to cover every claim that could be asserted. If a successful claim were brought against us in excess of our insurance coverage, it could adversely affect our business. Even unsuccessful claims could result in the expenditure of funds and management time and could have a negative impact on our business.

We may not be able to obtain trademark protection for our marks, which could impede our efforts to build brand identity.

        We have filed trademark applications with the Patent and Trademark Office seeking registration of certain service marks or trademarks. There can be no assurance that our applications will be successful or that we will be able to secure significant protection for our service marks or trademarks. Our competitors or others could adopt product or service marks similar to our marks, or try to prevent us from using our marks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Any claim by another party against us or customer confusion related to our trademarks, or our failure to obtain trademark registration, could negatively affect our business.

We may incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters and public disclosure.

        Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, rules adopted or proposed by the SEC and by the Nasdaq National Market and new accounting pronouncements, will result in increased costs to us as we comply and evaluate the implications of these laws, regulations and standards and respond to their requirements. For example, we are currently reviewing and testing our material internal control systems, processes and procedures in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. We cannot assure you that such a review will not result in the identification of significant control deficiencies or that our auditors will be able to attest to the adequacy of our internal controls. To maintain high standards of corporate governance and public disclosure, we intend to invest all reasonable necessary resources to comply with evolving standards. This investment may result in increased general and administrative expenses and a diversion of management time and attention from our business. In addition, these new laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

Risks Relating to the Internet Industry

Our success is tied to the continued use of the Internet and the adequacy of the Internet infrastructure.

        Our future revenues and profits, if any, substantially depend upon the continued widespread use of the Internet as an effective medium of business and communication. Factors which could reduce the widespread use of the Internet include:

  •
  actual or perceived lack of security of information or privacy protection;

  •
  possible disruptions, computer viruses or other damage to the Internet servers or to users' computers; and

  •
  governmental regulation.

Customers may be unwilling to use the Internet to purchase goods.

        Our long-term future depends heavily upon the general public's willingness to use the Internet as a means to purchase goods. E-commerce remains a relatively new concept, and large numbers of customers may not begin or continue to use the Internet to purchase goods. The demand for and acceptance of products sold over the Internet are highly uncertain, and most e-commerce businesses have a short track record. If consumers are unwilling to use the Internet to conduct business, our business may not develop profitably.

The security risks of e-commerce may discourage customers from purchasing goods from us.

        In order for the e-commerce market to develop successfully, we and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or know-how to breach the security of customer transaction data. Any breach could cause customers to lose confidence in the security of our Websites and choose not to purchase from our Websites. If someone is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Concerns about the security and privacy of transactions over the Internet could inhibit the growth of the Internet and e-commerce. Our security measures may not effectively prohibit others from obtaining improper access to our information. Third parties may target our customers directly with fraudulent identity theft schemes designed to appear as legitimate communications from us. Any security breach or fraud perpetrated on our customers could expose us to increased costs and to risks of loss, litigation and liability and could seriously disrupt our operations.

Credit card fraud could adversely affect our business.

        We do not carry insurance against the risk of credit card fraud, so the failure to adequately control fraudulent credit card transactions could reduce our net revenues and our gross margin. We have implemented technology to help us detect the fraudulent use of credit card information. However, we may in the future suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions because we do not obtain a cardholder's signature. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, results of operation or financial condition.

If one or more states successfully assert that we should collect sales or other taxes on the sale of our merchandise or the merchandise of third parties that we offer for sale on our Websites, our business could be harmed.

        We do not currently collect sales or other similar taxes for physical shipments of goods into states other than Utah. One or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us and other out-of-state companies that engage in online commerce. Our business could be adversely affected if one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our merchandise.

Existing or future government regulation could harm our business.

        We are subject to the same federal, state and local laws as other companies conducting business on the Internet. There are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our business. United States and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. The vast majority of these laws were adopted prior to the advent of the Internet, and do not contemplate or address the unique issues raised thereby. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act and the CAN-SPAM Act of 2003, are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm our business, results of operation and financial condition.

Laws or regulations relating to privacy and data protection may adversely affect the growth of our Internet business or our marketing efforts.

        We are subject to increasing regulation at the federal, state and international levels relating to privacy and the use of personal user information. For example, we are subject to various telemarketing laws that regulate the manner in which we may solicit future suppliers and customers. Such regulations, along with increased governmental or private enforcement, may increase the cost of growing our business. In addition, several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has adopted regulations regarding the collection and use of personal identifying information obtained from children under the age of 13. Bills proposed in Congress would extend online privacy protections to adults. Moreover, current and proposed laws in the United States and laws in foreign countries require companies to establish procedures to notify users of privacy and security policies, obtain consent from users for collection and use of personal information, and/or provide users with the ability to access, correct and delete personal information stored by us. These data protection regulations and enforcement efforts may restrict our ability to collect demographic and personal information from users, which could be costly or harm our marketing efforts.

Risks Relating to the Securities Markets and Ownership of Our Common Stock

Our stock price may be volatile and you may lose all or a part of your investment.

        Our common stock has been publicly traded only since May 30, 2002. The market price of our common stock has been subject to significant fluctuations since that date. These fluctuations could continue. It is possible that in some future periods our results of operations may be below the expectations of securities analysts and investors. If this occurs, our stock price may decline. Among the factors that could affect our stock price are the following:

  •
  changes in securities analysts' recommendations or estimates of our financial performance or publication of research reports by analysts;

  •
  changes in market valuations of similar companies;

  •
  announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

  •
  general market conditions;

  •
  actual or anticipated fluctuations in our operating results;

  •
  intellectual property or litigation developments;

  •
  changes in our management team;

  •
  economic factors unrelated to our performance; and

  •
  our issuance of additional shares of stock in this offering or otherwise.

        In addition, the stock markets have experienced significant price and trading volume fluctuations. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial cost and a diversion of management's attention and resources.

We do not intend to pay dividends on our non-redeemable common stock, and you may lose the entire amount of your investment.

        We have never declared or paid any cash dividends on our non-redeemable common stock and do not intend to pay dividends on our non-redeemable common stock for the foreseeable future. We are prohibited from paying dividends on our non-redeemable common stock by the terms of our inventory credit facility. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares. We cannot assure that you will receive a positive return on your investment when you sell your shares or that you will not lose the entire amount of your investment.

Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the Delaware General Corporation Law contain anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

        Several provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company even if that change in control would be beneficial to our stockholders. For example, only one-third of our board of directors will be elected at each of our annual meetings of stockholders, which will make it more difficult for a potential acquirer to change the management of our company, even after acquiring a majority of the shares of our common stock. These provisions, which cannot be amended without the approval of two-thirds of our stockholders, could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. In addition, our board of directors, without further stockholder approval, may issue preferred stock, with such terms as the board of directors may determine, that could have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could also adversely affect the voting powers of the holders of common stock, including the loss of voting control to others. We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of our company or could impede a merger, consolidation, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus and the documents incorporated herein by reference include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled "Risk Factors" in this prospectus supplement, in the section entitled "Risk Factors" in the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus supplement may affect us to a greater extent than indicated. All forward- looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in or incorporated into this prospectus supplement. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $35.1 million, or $38.0 million if the underwriters' over-allotment option is exercised in full, based on the public offering price of $30.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds from the sale of common stock offered by this prospectus supplement for general corporate purposes and working capital requirements, including sales and marketing activities and inventory purchases. The amounts we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds of this offering. Pending the uses listed above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

DILUTION

        Our net tangible book value at March 31, 2004, was approximately $55.3 million, or $3.28 per share. Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding.

        After giving effect to the sale of 1,200,000 shares of our common stock in this offering at the public offering price of $30.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at March 31, 2004, would have been approximately $90.4 million, or approximately $5.01 per share. This represents an immediate increase in net tangible book value of $1.73 per share to existing stockholders and an immediate dilution of approximately $25.49 per share to new investors purchasing shares of our common stock in this offering.

        The following table illustrates the per share dilution to the new investors:

Public offering price per share		$30.50
Net tangible book value per share as of March 31, 2004	$3.28
Increase in net tangible book value per share attributable to this offering	1.73

As adjusted net tangible book value per share after offering		5.01

Dilution per share to new investors in this offering		$25.49

        If the underwriters exercise their over-allotment option in full, there will be an increase in as adjusted net tangible book value of $5.14 per share to existing stockholders and an immediate dilution in as adjusted net tangible book value of $25.36 to new investors.

CAPITALIZATION

        The following table sets forth our cash, cash equivalents and marketable securities and capitalization at March 31, 2004:

  •
  On an actual basis;

  •
  On an as-adjusted basis to reflect the receipt of the net proceeds of approximately $35.1 million from the sale of 1,200,000 shares of common stock offered by us under this prospectus supplement based on the public offering price of $30.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read the information below in conjunction with the consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement.

	As of March 31, 2004
	Actual	As adjusted
	(in thousands, except share data)
Cash, cash equivalents and marketable securities	$20,324	$55,393

Total indebtedness	$141	$141

Redeemable common stock, $0.0001 par value, 460,371 shares issued and outstanding	3,026	3,026

Stockholders' equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 16,417,004 shares issued; (17,617,004 as adjusted)	2	2
Additional paid-in capital	126,939	162,008
Accumulated deficit	(70,073)	(70,073)
Unearned stock-based compensation	(1,517)	(1,517)
Treasury stock, 35,286 shares at cost	(100)	(100)
Other comprehensive income	5	5

Total stockholders' equity	55,256	90,325

Total capitalization	$58,423	$93,492

        The number of shares to be outstanding in the as adjusted figure is based on 16,842,089 shares outstanding as of March 31, 2004. The number of shares outstanding excludes 1,852,152 shares issuable upon exercise of outstanding options, 926,173 shares issuable upon exercise of outstanding warrants, and 41,808 shares reserved for issuance pursuant to our 2002 Stock Option Plan, as of March 31, 2004, respectively, and 100,000 shares subject to the underwriters' over-allotment option.

SELECTED FINANCIAL DATA

        The following selected consolidated financial data as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 has been derived from our consolidated financial statements that have been audited by independent accountants, and are included elsewhere in this prospectus supplement. The selected consolidated financial data as of December 31, 1999, 2000 and 2001 and for the years ended December 31, 1999 and 2000 are derived from our consolidated financial statements, which have been audited, but are not contained herein. The unaudited interim consolidated financial data as of March 31, 2003 and 2004 and for the three-month periods then ended are derived from our unaudited consolidated financial statements as of March 31, 2003 and 2004, which are included elsewhere herein, and which have been prepared on the same basis as the audited financial statements, except as set forth therein, and reflect all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those financial statements.

        The historical results do not necessarily indicate results expected for any future period. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus supplement.

	Year ended December 31,					Three Months ended March 31,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue:
Direct revenue	$1,835	$24,656	$36,038	$79,405	$138,134	$25,198	$38,580
Fulfillment partner revenue	—	867	3,965	12,379	100,811	3,966	43,498

Total revenue	1,835	25,523	40,003	91,784	238,945	29,164	82,078

Cost of goods sold:
Direct	2,029	27,431	33,497	70,686	124,302	23,484	34,816
Fulfillment partner	—	381	1,143	2,755	89,190	1,055	38,793

Total cost of goods sold	2,029	27,812	34,640	73,441	213,492	24,539	73,609

Gross profit (loss)	(194)	(2,289)	5,363	18,343	25,453	4,625	8,469

Operating expenses:
Sales and marketing expenses	4,948	11,376	5,784	8,669	20,173	3,848	4,377
General and administrative expenses	3,230	7,556	9,441	10,825	16,911	4,545	6,251
Amortization of goodwill	—	226	3,056	—	—	—	—
Amortization of stock-based compensation	—	—	649	2,903	756	328	135

Total operating expenses	8,178	19,158	18,930	22,397	37,840	8,721	10,763

Operating loss	(8,372)	(21,447)	(13,567)	(4,054)	(12,387)	(4,096)	(2,294)
Interest income	52	241	461	403	461	152	98
Interest expense	(37)	(73)	(729)	(465)	(76)	(7)	(16)
Other income (expense), net	—	(33)	29	(444)	115	10	2

Net loss	(8,357)	(21,312)	(13,806)	(4,560)	(11,887)	(3,941)	(2,210)
Deemed dividend related to redeemable common stock	(4)	(210)	(404)	(406)	(262)	(77)	(48)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	(6,607)	—	—	—

Net loss attributable to common shares	$(8,361)	$(21,522)	$(14,210)	$(11,573)	$(12,149)	$(4,018)	$(2,258)

Net loss per common share—basic and diluted	$(4.63)	$(3.63)	$(1.29)	$(0.88)	$(0.75)	$(0.26)	$(0.14)
Weighted average common shares outstanding—basic and diluted	1,804	5,922	10,998	13,108	16,198	15,486	16,646

	As of December 31,					As of March 31,
	1999	2000	2001	2002	2003	2004
						(unaudited)
Consolidated Balance Sheet Data (in thousands):
Cash and cash equivalents	$2,563	$8,348	$3,729	$11,059	$28,846	$7,438
Marketable securities	—	—	—	21,603	11,500	12,886
Working capital	1,253	6,440	3,071	35,679	45,284	44,633
Total assets	5,735	30,401	21,714	63,956	97,732	82,476
Total indebtedness	378	3,591	4,677	182	161	141
Redeemable common stock	505	4,930	5,284	4,363	2,978	3,026
Stockholders' equity	1,835	12,349	5,980	39,271	54,914	55,256

MANAGEMENT'S DISCUSSION AND ANALYSIS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and the related notes thereto. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions, as set forth under "Forward-Looking Statements." Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the following discussion and under "Risk Factors" and in the other discussion included or incorporated elsewhere in this prospectus supplement.

Overview

        We are an online "closeout" retailer offering discount brand name merchandise, including bed-and-bath goods, kitchenware, watches, jewelry, electronics, sporting goods, designer accessories and travel. We also sell books, magazines, CD's, DVD's, videocassettes and video games, or BMV products. Our company, based in Salt Lake City, Utah, was founded in 1997, and we launched our first Website through which customers could purchase products in March 1999.

        Our revenue is comprised of direct revenue and fulfillment partner revenue. For the year ended December 31, 2003, Safeway, Inc., accounted for 9% of our total revenue. However, our relationship with Safeway terminated in February 2004. During the first quarter of 2004, no single customer accounted for more than 2% of our total revenue. Direct revenue includes sales made to individual consumers and businesses, which are fulfilled from our warehouse in Salt Lake City, Utah, and sales from our warehouse store which we closed in January 2004. We generate business-to-business, or B2B, sales when we contact retailers by phone and e-mail and offer them our merchandise below wholesale prices, allowing them an opportunity to be more price-competitive in their local markets. After we establish a relationship with a B2B client, the client sometimes places subsequent orders directly through our Websites. Although we have historically operated a separate B2B Website, our historical direct revenue has predominantly been based on purchases made directly through our consumer Website. As a result, we plan to integrate the B2B Website into our consumer Website in the near future.

        Our fulfillment partner revenue is derived from two sources, consumer fulfillment partner revenue and B2B fulfillment partner revenue. Consumer fulfillment partner revenue is generated when we sell merchandise of other retailers, cataloguers or manufacturers, or fulfillment partners, through our consumer Websites. Prior to July 1, 2003, we did not own or physically handle the merchandise we sold in these transactions, as the merchandise was shipped directly by a third party vendor, which also handled all customer returns related to those sales. Beginning July 1, 2003, we took responsibility for all returned items relating to these sales and we now handle the resale of any returned items. As a result, beginning July 1, 2003, we are considered to be the primary obligor for the majority of these sales transactions, and we assume the risk of loss on the returned items. As a consequence, we now record revenue from the majority of these sales transactions involving our fulfillment partners (excluding travel products) on a gross basis, rather than recording a commission on sales as we did prior to July 1, 2003. Similar to the manner in which we generate consumer fulfillment partner revenue, we generate B2B fulfillment partner revenue when we sell the merchandise of third parties through our B2B Website or otherwise to business purchasers. Our use of the term "partner" or "fulfillment partner" does not mean that we have formed any legal partnerships with any of our fulfillment partners.

        During the fourth quarter of 2003, we added a discount travel store to our Website. We use fulfillment partners to supply the travel products and services (flights, hotels, rental cars, etc.) in our store. For the products and services sold in our travel store, we do not currently have inventory risk or pricing control, and do not provide customer service. Therefore, we are not considered to be the primary obligor for these sales, and record only our commission as revenue. Through the quarter ended March 31, 2004, our revenues from the Travel department were insignificant.

        Our revenue is recorded net of returns, coupons and other discounts. Our returns policy provides for a $4.95 restocking fee and the provision that we will not accept product returns initiated more than fifteen days after the shipment date. We charge a 15% restocking fee (instead of the $4.95 restocking fee) on all returned items from the Electronics & Computers department.

        Cost of goods sold consists of the cost of the product, as well as inbound and outbound freight, fixed warehouse costs, warehouse handling costs, credit card fees, and customer service costs. Within the consumer channel, BMV product margins are typically less than margins on products in our other categories. In addition, B2B gross margins are typically less than individual consumer gross margins. Therefore, future overall gross margins will be impacted by the blend of net revenues from the consumer and B2B sales channels and by the percentage of BMV sales in those channels.

        Sales and marketing expenses consist primarily of advertising, public relations and promotional expenditures, as well as payroll and related expenses for personnel engaged in marketing and selling activities. Advertising expense is the largest component of our sales and marketing expenses and is primarily attributable to expenditures related to online marketing activities and our offline national radio and television branding campaign launched during the third quarter of 2003. Our advertising expenses totaled approximately $3.5 million and $4.1 million during the three months ended March 31, 2003 and 2004, respectively, which represent 91% and 94% of sales and marketing expenses for the respective periods. We expect our sales and marketing expenses to increase in future periods on an absolute dollar basis as we expect to continue to increase our marketing efforts.

        General and administrative expenses consist of wages and benefits for executive, accounting, technology, merchandising and administrative personnel, rents and utilities, travel and entertainment, depreciation and amortization and other general corporate expenses.

        Amortization of goodwill during 2001 resulted from the acquisition of Gear.com, Inc. in November 2000. We adopted SFAS No. 142 for the fiscal year beginning January 1, 2002. Under this pronouncement, the remaining goodwill is not amortized, but is evaluated at least annually for impairment. There were no impairments of goodwill during the years ended December 31, 2002 and 2003.

        We have recorded no provision or benefit for federal and state income taxes as we have incurred net operating losses since inception. We have provided a full valuation allowance on the net deferred tax assets, consisting primarily of net operating loss carryforwards, because of uncertainty regarding their realizability.

        Both direct and fulfillment partner revenues are seasonal, with revenues historically being the highest in the fourth quarter, reflecting higher consumer holiday spending. We anticipate this will continue in the foreseeable future. With the exception of our acquisition of Gear.com in 2000, we have achieved our historical growth from internal operations.

Critical Accounting Policies

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our critical accounting policies are as follows:

  •
  revenue recognition;

  •
  estimating valuation allowances and accrued liabilities, specifically, the reserve for returns, the allowance for doubtful accounts and the allowance for obsolete and damaged inventory;

  •
  accounting for income taxes; and

  •
  valuation of long-lived and intangible assets and goodwill.

        Revenue recognition.    We derive our revenue from two sources: (i) direct revenue, which consists of merchandise sales made to consumers and businesses that are fulfilled from our warehouse; and (ii) fulfillment partner revenue, which consists of revenue from the sale of merchandise shipped by fulfillment partners directly to consumers and other businesses. Both direct revenue and fulfillment partner revenues are recorded net of returns, coupons redeemed by customers, and other discounts.

        Prior to July 1, 2003, we did not own or physically handle the merchandise sold in fulfillment partner transactions, as the merchandise was shipped directly by third party vendors, who also handled all customer returns related to those sales. However, beginning July 1, 2003, we took responsibility for all returned items relating to these sales, and we now handle the resale of any returned items. As a result, beginning July 1, 2003, we are considered to be the primary obligor for the majority of these sales transactions, and we assume the risk of loss on the returned items. We now record revenue from the majority of sales transactions involving our fulfillment partners on a gross basis, rather than recording a commission on sales as we did prior to July 1, 2003. Similar to the manner in which we generate consumer fulfillment partner revenue, we generate B2B fulfillment partner revenue when we sell the merchandise of third parties through our B2B Website or otherwise to business purchasers.

        For sales transactions, we comply with the provisions of Staff Accounting Bulletin 101 "Revenue Recognition", as amended, which states that revenue should be recognized when the following revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) the product has been shipped or the service provided and the customer takes ownership and assumes the risk of loss; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. We generally require payment by credit card at the point of sale. Any amounts received prior to when we ship the goods or provide the services to customers are deferred.

        Reserve for returns, allowance for doubtful accounts and the allowance for obsolete and damaged inventory.    Our management must make estimates of potential future product returns related to current period revenue. Management analyzes historical returns, current economic trends and changes in customer demand and acceptance of our products when evaluating the adequacy of the sales returns and other allowances in any accounting period. The reserve for returns was $781,000 as of March 31, 2004 and $1.1 million as of December 31, 2003.

        From time to time, we grant credit to certain of our business customers on normal credit terms. We perform ongoing credit evaluations of our customers' financial condition and maintain an allowance for doubtful accounts receivable based upon our historical collection experience and expected collectibility of all accounts receivable. We maintained an allowance for doubtful accounts receivable of $721,000 as of March 31, 2004 and $650,000 as of December 31, 2003.

        We write down our inventory for estimated obsolescence or damage equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Our inventory balance was $32.6 million, net of allowance for obsolescence or damaged inventory of $1.6 million as of March 31,

2004. At December 31, 2003, our inventory balance was $29.9 million, net of allowance for obsolescence or damaged inventory of $1.1 million.

        Accounting for income taxes.    Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have recorded a full valuation allowance of $26.4 million and $25.7 million as of March 31, 2004 and December 31, 2003, respectively, against our net deferred tax asset balance due to uncertainties related to our deferred tax assets as a result of our history of operating losses. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to change the valuation allowance, which could materially impact our financial position and results of operations.

        Valuation of long-lived and intangible assets and goodwill.    Effective January 1, 2002, we have adopted SFAS No. 142 Goodwill and Other Intangible Assets. Under this standard, goodwill is no longer amortized, but must be tested for impairment at least annually. Other long-lived assets must also be evaluated for impairment when management believes that an asset has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the asset that may not be reflected in an asset's current carrying value, thereby possibly requiring an impairment charge in the future. There were no impairments of goodwill or long-lived assets during 2001, 2002, 2003 or the first quarter of 2004. Net intangible assets and goodwill amounted to $3.0 million as of March 31, 2004 and December 31, 2003.

Results of Operations

        The following table sets forth our results of operations for the periods indicated expressed as a percentage of total revenue.

	Year ended December 31,			Three Months ended March 31,
	2001	2002	2003	2003	2004
	(as a percentage of total revenue)
				(unaudited)
Revenue:
Direct revenue	90.1%	86.5%	57.8%	86.4%	47.0%
Fulfillment partner revenue	9.9	13.5	42.2	13.6	53.0

Total revenue	100.0	100.0	100.0	100.0	100.0

Cost of goods sold:
Direct	83.7	77.0	52.0	80.5	42.4
Fulfillment partner	2.9	3.0	37.3	3.6	47.3

Total cost of goods sold	86.6	80.0	89.3	84.1	89.7

Gross profit	13.4	20.0	10.7	15.9	10.3

Operating expenses:
Sales and marketing expenses	14.5	9.4	8.4	13.2	5.3
General and administrative expenses	23.6	11.8	7.1	15.6	7.6
Amortization of goodwill	7.6	—	—	—	—
Amortization of stock-based compensation	1.6	3.2	0.3	1.1	0.2

Total operating expenses	47.3	24.4	15.8	29.9	13.1

Operating loss	(33.9)	(4.4)	(5.1)	(14.0)	(2.8)
Interest income	1.2	0.4	0.2	0.5	0.1
Interest expense	(1.8)	(0.5)	(0.0)	(0.0)	(0.0)
Other income (expense), net	0.1	(0.5)	0.0	0.0	0.0

Net loss	(34.4)%	(5.0)%	(4.9)%	(13.5)%	(2.7)%

  Comparison of Three Months Ended March 31, 2003 and 2004

Revenue

        Beginning July 1, 2003, customer returns from sales shipped by our fulfillment partners are returned directly to us and processed through our Salt Lake City warehouse, rather than returned to our fulfillment partners, as they previously were. We made the decision to change this policy to have more control over the Overstock customer shopping experience, as we believe that a seamless customer experience is key to creating loyal, long-term customers. By accepting returns at our warehouse, we can verify that fulfillment partner products are being packaged and shipped to our standards. Additionally, as customer returns are now all shipped to one location, the process is simpler and more convenient for our customers.

        As a result of this change in business practices, we now record the majority of these sales transactions shipped by our fulfillment partners on a gross basis instead of a net basis as we have historically done. Therefore, from and after the third quarter 2003, revenue recorded in accordance with accounting principles generally accepted in the United States, or GAAP, will increase significantly from our results as reported in previous SEC filings. As a result, for each quarter beginning in the third quarter of 2003 through the second quarter 2004, we believe that for year-over-year comparison purposes, gross bookings comparisons may be more informative than revenue comparisons, as the gross bookings were not affected by the change in business practices. Gross bookings represents the gross selling price of all transactions before returns, sales discounts, and before payments to fulfillment partners prior to July 1, 2003. Additionally, direct revenue, as a percentage of total revenue, will decrease significantly while fulfillment partner revenue, as a percentage of total revenue, will increase.

        Total revenue was $82.1 million for the three-month period ended March 31, 2004, a 181% increase from the $29.2 million recorded in the same period in 2003. During the same period, direct revenue increased to $38.6 million from $25.2 million, representing growth of 53% and fulfillment partner revenue increased to $43.5 million from $4.0 million, or growth of 997%. The significant increase in total revenue was primarily due to the change in our business practices described above. Additionally, we saw continued growth in both direct and fulfillment partner orders as our customer base continued to expand from increased marketing efforts, including nationwide television and radio advertising campaigns. Furthermore, our sales mix in the first quarter of 2004 differed from the sales mix we had during the first quarter of 2003. The direct consumer business, which has higher margins than the B2B (including Safeway) business, increased in 2004 as a percent of direct revenue. In addition, during the last half of the first quarter of 2003, consumer spending changed, and in an effort to maintain sales momentum, we lowered sales prices. Gross bookings totaled $52.3 million and $93.4 million for the three-month periods ended March 31, 2003 and 2004, respectively, representing an increase of 79%.

        In 2002, we entered into an agreement with Safeway Inc. to provide discounted merchandise to be sold within their stores. Safeway accounted for approximately $6.3 million, or approximately 21%, of our total revenues for the quarter ended March 31, 2003, compared to less than 2% of our total revenues for the first quarter of 2004. The term of our agreement with Safeway ended on February 26, 2004. In comparison with the first quarter of 2003, we experienced significant growth in our direct operations during the first quarter of 2004 given that we no longer have the revenues from our Safeway program. In the future, we hope to develop relationships with other large retailers, however, there can be no assurance that we will be able to do so on terms we consider attractive.

Cost of goods sold

        As a result of the fulfillment partner returns policy change that we implemented July 1, 2003, we now record sales transactions shipped by our fulfillment partners on a gross basis instead of on a net basis. Therefore, revenue increased significantly beginning in the third quarter of 2003, which resulted in a significant decrease in gross margin percentages from previous quarters. Fulfillment partner margins will now more closely resemble margins we receive from our direct revenue. As a result, for each quarter beginning in the third quarter of 2003 through the second quarter of 2004, we believe that for year-over-year comparison purposes, gross profit dollar comparisons may be more informative than gross margin percentage comparisons.

        Cost of goods sold in absolute dollars for the first quarter of 2003 was $24.5 million, or 84% of total revenue, compared to $73.6 million, or 90% of total revenue during the first quarter of 2004. This correlates to gross margins of 16% and 10% for the three months ended March 31, 2003 and 2004, respectively.

        Gross profits for our direct operations increased to $3.8 million for the three months ended March 31, 2004 from $1.7 million recorded in the same period in 2003. As a percentage of direct revenue, gross profits for our direct operations increased to 10% for the quarter ended March 31, 2004, from 7% for the quarter ended March 31, 2003. For our direct operations, gross profit dollars increased 120% on direct revenue increase of 53%. This is due primarily to a change in sales mix in the first quarter of 2004 compared to the same quarter in 2003. The direct consumer business, which has higher margins than the B2B (including Safeway) business, increased as a percent of direct revenue. In addition, during the last half of the first quarter of 2003, consumer spending changed, and in an effort to maintain sales momentum, we lowered sales prices resulting in lower margins.

        Cost of goods sold on sales transactions from our fulfillment partners now includes the cost of the product, warehousing and fulfillment costs, credit card fees and customer service costs. Therefore, beginning in the third quarter of 2003, overall blended gross margins will be significantly lower than they have historically been.

        Gross profits from our fulfillment partner operations increased 62% from $2.9 million in the first quarter of 2003 to $4.7 million in the first quarter of 2004. For our fulfillment partner operations, the increase in gross profit dollars from the previous year quarter is largely due to the increased fulfillment partner revenue over the previous year, offset by an increase in the lower margin BMV business over the previous year.

Operating expenses

        Sales and marketing.    Sales and marketing expenses totaled $3.8 million and $4.4 million for the three months ended March 31, 2003 and 2004, respectively, which represent 7% and 5% of gross bookings (13% and 5% of total revenue). The increased marketing dollars reflects sustained online marketing efforts, particularly with the large portals (MSN, Yahoo & AOL), and with our affiliate marketing program. In addition, the national radio and television campaigns we initiated in the fourth quarter of 2003 continued through the first quarter of 2004, although on a much smaller scale. We expect total marketing expenses to continue to increase in the future as a result of the expenses related to online marketing agreements that we have entered into and similar online or offline radio, television, or other similar agreements that we may enter into in the future.

        General and administrative.    General and administrative expenses were $4.5 million and $6.3 million for the three months ended March 31, 2003 and 2004, respectively, which represent 9% and 7% of gross bookings (16% and 8% of total revenue). The increase in absolute dollars of general and administrative costs for each comparative period is primarily attributable to costs associated with building infrastructure, including expansion of corporate systems and additional personnel costs from increased corporate headcount. In addition, we incurred increased compensation charges for options granted to consultants, and development costs related to strategic projects.

        Amortization of stock-based compensation.    Prior to our initial public offering in May 2002, we recorded unearned stock-based compensation related to stock options granted below the fair market value of the underlying stock. Since the initial public offering, we have not granted any additional stock options below fair market value. Amortization of stock-based compensation was approximately $328,000 and $135,000 for the three months ended March 31, 2003 and 2004, respectively.

Non-operating income (expense)

        Interest income was $152,000 during the quarter ended March 31, 2003 versus $98,000 during the same quarter in 2004. The decrease in interest income in the current year quarter was due primarily to a decrease in interest rates from the previous year quarter. Interest expense was $7,000 and $16,000 for the quarters ended March 31, 2003 and 2004, respectively, which represents interest expense for capital lease obligations. Other income (expense), net resulted in the recognition of $10,000 and $2,000 in income for the quarters ended March 31, 2003 and 2004, respectively.

Income taxes

        We incurred net operating losses during the quarters ended March 31, 2003 and 2004, and consequently paid insignificant amounts of federal, state and foreign income taxes. As of March 31, 2004, we had $70.6 million of net operating loss carryforwards, of which $21.9 million is subject to limitation. These net operating loss carryforwards will begin to expire in 2019.

  Comparison of Years Ended December 31, 2002 and 2003

Revenue

        Beginning July 1, 2003, customer returns from sales shipped by our fulfillment partners are returned directly to us and processed through our Salt Lake City warehouse, rather than returned to our fulfillment partners, as they previously were. We made the decision to change this policy to have more control over the Overstock customer shopping experience, as we believe that a seamless customer experience is key to creating loyal, long-term customers. By accepting returns at our warehouse, we can verify that fulfillment partner products are being packaged and shipped to our standards. Additionally, as customer returns are now all shipped to one location, the process is more simple and convenient for our customers.

        As a result of this change in business practices, we now record sales transactions shipped by our fulfillment partners on a gross basis instead of on a net basis, as we have historically done. Therefore, from the third quarter 2003 forward, revenue recorded in accordance with accounting principles generally accepted in the United States, or GAAP, will increase significantly from our results as reported in previous SEC filings. Additionally, as illustrated in the table above that sets forth our results of operations expressed as a percentage of total revenue for 2001, 2002 and 2003, direct revenue as a percentage of total revenue will decrease significantly while fulfillment partner revenue as a percentage of total revenue will increase. As a result, we believe that for year-over-year comparison purposes, gross bookings comparisons may be more informative than revenue comparisons, as gross bookings were not affected by the change in business practices.

        Total revenue grew from $91.8 million in 2002, to $238.9 million in 2003, representing growth of 160%. During this same period, direct revenue increased from $79.4 million to $138.1 million, or a 74% growth, and fulfillment partner revenue grew from $12.4 million to $100.8 million representing growth of 714%. The significant increase in total revenue was due primarily to the change in our business practices described above, coupled with an increase in the number of both direct and fulfillment partner orders and sales to other businesses. This increase was also a result of the growth of our B2C business due to increased marketing efforts, including the initiation of a nationwide television and radio advertising campaign that began in the third quarter of 2003 and continued through the fourth quarter. Gross bookings totaled $294.8 million and $154.5 million for the years ended December 31, 2003 and 2002, respectively, representing an increase of 91%.

Cost of Goods Sold

        As a result of the fulfillment partner returns policy change that we implemented July 1, 2003, we now record sales transactions shipped by our fulfillment partners on a gross basis instead of on a net basis as we have historically done. Therefore, revenue increased significantly beginning in the third quarter of 2003, which resulted in a significant increase in cost of goods sold and hence, a decrease in gross margins from previous quarters. These margins will now more closely resemble margins we receive from our direct revenue. As a result, we believe that for year-over-year comparison purposes, gross profit dollar comparisons may be more informative than gross margin percentage comparisons.

        Cost of goods sold increased in absolute dollars, from $73.4 million in 2002 to $213.5 million in 2003, and as a percent of total revenue, from 80% to 89%, respectively. This increase in cost of goods sold, as a percent of total revenue, was primarily a result of the change in our business practices described above. In addition, cost of goods sold increased as a percentage of total revenue due to the growth in sales of BMV products, which account for approximately 12% of total revenue in 2003, compared to less than 1% in 2002. These combined changes correlate to gross margins of 20% and 11% for the years ended December 31, 2002 and 2003, respectively. Cost of goods sold also includes stock-based compensation of $373,000 and $90,000 for the years ended December 31, 2002 and 2003, respectively.

        Gross profits for our direct operations increased to $13.8 million for the year ended December 31, 2003, from $8.7 million recorded during the same period in 2002. For our direct operations, gross profit dollars increased 59% on a year-over-year basis while sales increased 74%. Gross profits for our direct operations, as a percentage of direct revenue decreased from 11% in 2002 to 10% in 2003. This was primarily due to increased costs related to capacity expansion at the warehouse, as well as an increase in warehouse handling expense as we ramped up staffing and packaging in anticipation of sales increases. Additionally, overall returns costs increased significantly as we increased capacity and staffing for increased returns volumes due to the returns policy change, and due to process inefficiencies that were identified and fixed during the third and fourth quarters.

        Cost of goods sold on sales transactions from our fulfillment partners now includes the cost of the product, warehousing and fulfillment costs, credit card fees and customer service costs. Therefore, beginning in the third quarter of 2003, overall blended gross margins will be significantly lower than they have historically been. Now that the costs related to the initial implementation and process refinement of the fulfillment partner returns process have been absorbed in the third quarter, future gross profit dollars generated from these sales should not be significantly affected by this change.

        Our fulfillment partner operations generated gross profits of $11.6 million (12% margins) and $9.6 million (78% margins) for the years ended December 31, 2003 and 2002, respectively. The increase in the gross profit dollars for our fulfillment partner operations was due to the general growth of the consumer business during the year, and an increase in the number of fulfillment partner products offered on our Websites. The decrease in gross margins for our fulfillment partner operations is largely due to the change in our business operations described above as well as an increase in BMV sales from 2% of fulfillment partner revenue in 2002 to 25% in 2003. Margins for BMV products have historically been much lower than those of other product categories.

Operating Expenses

        Sales and marketing.    Sales and marketing expenses totaled $8.7 million and $20.2 million for the years ended December 31, 2002 and 2003, representing 9% and 8% of total revenue, respectively. The increased marketing expense reflects increased online marketing efforts, particularly with the large portals (MSN, Yahoo & AOL), and with our affiliate marketing program. In addition, during 2003 we initiated our first national radio and television campaign, which added approximately $5.5 million to the marketing expense in the current year over the previous year. We expect total marketing expenses to continue to increase in the future as a result of the expenses related to online marketing agreements that we have recently entered into and similar online or offline radio, television, or other similar agreements that we may enter into in the future. The decrease in sales and marketing as a percentage of total revenue was due to the increase in total revenue in 2003 which was a result of the fulfillment partner returns policy change that occurred beginning the third quarter of 2003.

        General and administrative.    General and administrative expenses increased from $10.8 million in 2002 to $16.9 million in 2003, representing 12% and 7% of total revenue, respectively. The increase in absolute dollars was primarily attributable to costs associated with building infrastructure, including expansion of corporate systems and additional personnel costs from increased corporate headcount. The decrease in general and administrative expenses as a percentage of total revenue was due to the increase in total revenue in 2003 which was a result of the fulfillment partner returns policy change that occurred beginning the third quarter of 2003.

        Amortization of goodwill.    Effective January 2002, we adopted SFAS No. 142, which requires that goodwill no longer be amortized. Hence, we did not record any goodwill amortization during the years ended December 31, 2002 and 2003.

        Amortization of stock-based compensation.    Prior to our initial public offering in May 2002, we recorded unearned stock-based compensation related to stock options granted below the fair market value of the underlying stock. Since the initial public offering, we have not granted any additional stock options below fair market value. Amortization of stock-based compensation was approximately $2.9 million and $756,000 for the years ended December 31, 2002 and 2003, respectively.

        Interest income, interest expense and other income (expense).    The increase in interest income from $403,000 in 2002 to $461,000 in 2003 is due to the increase in our cash and marketable securities from our follow-on offering in the first quarter of 2003. Interest expense decreased from $465,000 in 2002 to $76,000 in 2003, primarily as a result of our termination of our inventory lines of credit in June 2002 and the reduction in our capital leases. Other income (expense) changed from expense of $444,000 in 2002 to income of $115,000 in 2003 primarily because we paid $439,000 of selling costs on behalf of a selling shareholder as part of the initial public offering in 2002.

        Income taxes.    We incurred net operating losses in 2002 and 2003, and consequently paid insignificant amounts of federal, state and foreign income taxes. As of December 31, 2003, we had $62.4 million of net operating loss carryforwards, of which $14.4 million is subject to limitation. These net operating loss carryforwards will begin to expire in 2019.

  Comparison of Years Ended December 31, 2001 and 2002

        Revenue.    Total revenue grew from $40.0 million in 2001, to $91.8 million in 2002, representing growth of 129%. During this same period, direct revenue increased from $36.0 million to $79.4 million or a 120% growth, and fulfillment partner revenue grew from $4.0 million to $12.4 million representing growth of 212%. The increase in total revenue was due primarily to an increase in the number of both direct and fulfillment partner orders and in the average order size. This increase was also a result of the growth of our B2C business due to increased marketing efforts and increased sales to other businesses, including Safeway, Inc. The gross bookings were $69.3 million in 2001 and $154.5 million in 2002, an increase of 123%.

        Cost of Goods Sold.    Cost of goods sold increased in absolute dollars from $34.6 million to $73.4 million in 2002. This represents a decrease, as a percent of total revenue, from 87% in 2001 to 80% in 2002. The decrease in cost of goods sold as a percentage of total revenue in 2002 compared to 2001 was primarily a result of economies of scale achieved through an increased number of sales transactions and efficiencies in operations. These efficiencies include, but are not limited to, efficiencies in the actual costs paid to suppliers for goods, freight and handling costs, the costs of customer service and returns. The decrease is also attributable to an increase in fulfillment partner revenue as a percentage of total revenue (from 10% in 2001 to 13% in 2002), as fulfillment partner revenue has higher gross margins than direct revenue. Cost of goods sold also includes $78,000 and $373,000 of stock-based compensation for the years ended December 31, 2001 and 2002, respectively.

Operating Expenses

        Sales and marketing.    Sales and marketing expenses increased on an absolute dollar basis from $5.8 million in 2001, to $8.7 million in 2002 primarily as a result of our increased online marketing expenditures, including fixed payment arrangements in connection with online marketing relationships. However, this represents a decrease as a percent of total revenue from 15% to 9%. The decrease in marketing costs as a percentage of total revenue as compared to 2001 reflects an effort by our management to focus advertising expenditures on campaigns that it believes are the most cost-effective to increase net sales, such as targeted online advertising, as well as negotiating reduced rates charged to us for online marketing.

        General and administrative.    General and administrative expenses increased from $9.4 million in 2001, to $10.8 million in 2002 representing 24% and 12% of total revenue, respectively. The increase in absolute dollars was due primarily to new business development and the staffing necessary to manage and support our growth. General and administrative personnel increased from 65 employees at the end of 2001, to 84 employees at the end of 2002. The decrease in general and administrative expense as a percentage of total revenue was a result of economies of scale achieved through increased sales volume and the allocation of general and administrative expenses over a substantially larger revenue base.

        Amortization of goodwill.    Effective January 2002, we adopted SFAS No. 142, which requires that goodwill no longer be amortized. Hence, we did not record any goodwill amortization during fiscal year 2002. During 2001, $3.1 million was recorded as amortization of goodwill for the fiscal year ended December 31, 2001. Goodwill resulted from the acquisition of Gear.com in November 2000.

        Amortization of stock-based compensation.    Amortization of stock-based compensation was approximately $649,000 and $2.9 million in 2001 and 2002, respectively. We attribute this increase primarily to amortization of non-cash deferred stock-based compensation recognized relating to options grants during the respective periods.

        Interest income, interest expense and other income (expense).    Interest income was $461,000 in 2001 compared to $403,000 in 2002. Interest expense decreased from $729,000 in 2001 to $465,000 in 2002, primarily as a result of the reduction in notes payable. Other income (expense) changed from income of $29,000 in 2001 to expense of $444,000 primarily because we paid $439,000 of selling costs on behalf of the selling shareholder as part of the initial public offering.

        Income taxes.    We incurred net operating losses in 2001 and 2002, and consequently paid insignificant amounts of federal, state and foreign income taxes. As of December 31, 2002, we had $51.3 million of net operating loss carryforwards, of which $14.4 million is subject to limitation. These net operating loss carryforwards will begin to expire in 2019.

Quarterly Results of Operations

        The following tables set forth our unaudited quarterly results of operations data for the periods indicated as well as such data expressed as a percentage of our total revenue for the periods presented. The information in the table below should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this prospectus supplement. We have prepared this information on the same basis as the consolidated financial statements and the information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the quarters presented. Our quarterly operating results have varied substantially in the past and may vary substantially in the future.

You should not draw any conclusions about our future results from the results of operations for any particular quarter.

	Three Months Ended
	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Mar. 31, 2004
	(in thousands, except per share data)
Consolidated Statement of Operations Data (unaudited):
Revenue:
Direct revenue	$10,408	$12,150	$20,951	$35,896	$25,198	$25,402	$29,284	$58,250	$38,500
Fulfillment partner revenue	1,659	2,230	2,857	5,633	3,966	3,431	28,504	64,910	43,498

Total revenue	12,067	14,380	23,808	41,529	29,164	28,833	57,788	123,160	82,078

Cost of goods sold:
Direct	9,558	11,315	18,638	31,175	23,484	23,014	26,674	51,130	34,816
Fulfillment partner	432	516	600	1,207	1,055	1,016	26,863	60,256	38,793

Total cost of goods sold	9,990	11,831	19,238	32,382	24,539	24,030	53,537	111,386	73,609

Gross profit	2,077	2,549	4,570	9,147	4,625	4,803	4,251	11,774	8,469

Operating expenses:
Sales and marketing expenses	1,219	1,313	2,083	4,054	3,848	2,572	3,855	9,898	4,377
General and administrative expenses	2,802	2,195	2,372	3,456	4,545	3,367	4,059	4,940	6,251
Amortization of stock-based compensation	846	806	674	577	328	112	171	145	135

Total operating expenses	4,867	4,314	5,129	8,087	8,721	6,051	8,085	14,983	10,763

Operating income (loss)	(2,790)	(1,765)	(559)	1,060	(4,096)	(1,248)	(3,834)	(3,209)	(2,294)
Interest income	22	49	229	103	152	142	98	69	98
Interest expense	(240)	(208)	(7)	(10)	(7)	(55)	(8)	(6)	(16)
Other income (expense), net	1	(442)	63	(66)	10	25	79	1	2

Net income (loss)	(3,007)	(2,366)	(274)	1,087	(3,941)	(1,136)	(3,665)	(3,145)	(2,210)
Deemed dividend related to redeemable common stock	(111)	(106)	(97)	(92)	(77)	(78)	(58)	(49)	(48)
Deemed dividend related to beneficial conversion feature of preferred stock	(6,607)	—	—	—	—	—	—	—	—

Net income (loss) attributable to common shares	$(9,725)	$(2,472)	$(371)	$995	$(4,018)	$(1,214)	$(3,723)	$(3,194)	$(2,258)

Net income (loss) per common share
—basic	$(0.87)	$(0.20)	$(0.03)	$0.07	$(0.26)	$(0.07)	$(0.23)	$(0.19)	$(0.14)
—diluted	$(0.87)	$(0.20)	$(0.03)	$0.06	$(0.26)	$(0.07)	$(0.23)	$(0.19)	$(0.14)
Weighted average common shares outstanding
—basic	11,171	12,280	14,447	14,486	15,486	16,384	16,419	16,473	16,646
—diluted	11,171	12,280	14,447	15,696	15,486	16,384	16,419	16,473	16,646
	Three Months Ended
	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Mar. 31, 2004
Additional Operating Data(1):
Gross bookings (in thousands)(2)	$21,989	$26,505	$38,772	$67,217	$52,270	$51,315	$61,018	$130,155	$93,412
Number of orders(3)	177,339	212,383	290,649	578,839	490,507	521,846	643,402	1,375,506	1,126,171
Number of new B2C customers(4)	104,989	117,672	163,691	347,578	264,144	283,164	341,834	744,133	424,655
Average customer acquisition cost(5)	$8.68	$9.68	$11.64	$11.20	$14.06	$8.69	$10.97	$13.19	$10.24

(1)
The additional operating data sets forth certain operating data relating to our business for the nine most recent quarters for the period ended March 31, 2004. While we believe that the information in the table above facilitates an understanding of our business and results of operations for the periods presented, such information is not in accordance with generally accepted accounting principles and should be read in conjunction with the quarterly results of operations data set forth above. We believe that gross bookings is a metric widely used in our industry and by making this metric available to investors, we believe investors are able to compare our performance against others in our industry. We believe that investors may use the average customer acquisition cost metric to determine how efficiently we are able to achieve growth, if any. Again, we believe this metric is widely used in our industry, and providing these values to investors enables them to make more meaningful comparisons.

(2)
Gross bookings represents the gross selling price of all transactions, including those for which we only record a commission under generally accepted accounting principles, before returns, sales discounts, and before payments to fulfillment partners prior to July 1, 2003, and therefore differs from revenue. Beginning, July 1, 2003 we changed our business practices regarding returns, which affected our fulfillment partner revenue. As a result, we believe that for year-over-year comparison purposes, gross bookings comparisons may be more informative than revenue comparisons, as the gross bookings were not affected by the change in business practices.

(3)
Number of orders represents the number of individual orders for merchandise through our Websites excluding B2B orders.

(4)
Number of new B2C customers represents the number of valid new customer accounts. To establish a valid customer account, a person must provide us with the following information and purchase merchandise on our B2C Website: a unique e-mail address; a unique password; and a verified credit card account number.

(5)
Average customer acquisition cost represents total sales and marketing expense excluding B2B sales force compensation (including salary, bonus, commission and benefits costs) divided by the number of new customers for the period presented.

	Three Months Ended
	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Mar. 31, 2004
	(as a percentage of total revenue)
Revenue:
Direct revenue	86.3%	84.5%	88.0%	86.4%	86.4%	88.1%	50.7%	47.3%	47.0%
Fulfillment partner revenue	13.7	15.5	12.0	13.6	13.6	11.9	49.3	52.7	53.0

Total revenue	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Cost of goods sold:
Direct	79.2	78.7	78.3	75.1	80.5	79.8	46.1	41.5	42.4
Fulfillment partner	3.6	3.6	2.5	2.9	3.6	3.5	46.5	48.9	47.3

Total cost of goods sold	82.8	82.3	80.8	78.0	84.1	83.3	92.6	90.4	89.7

Gross profit	17.2	17.7	19.2	22.0	15.9	16.7	7.4	9.6	10.3

Operating expenses:
Sales and marketing expenses	10.1	9.1	8.7	9.8	13.2	8.9	6.7	8.0	5.3
General and administrative expenses	23.2	15.3	10.0	8.3	15.6	11.7	7.0	4.0	7.6
Amortization of stock-based compensation	7.0	5.6	2.8	1.4	1.1	0.4	0.3	0.1	0.2

Total operating expenses	40.3	30.0	21.5	19.5	29.9	21.0	14.0	12.1	13.1

Operating income (loss)	(23.1)	(12.3)	(2.3)	2.5	(14.0)	(4.3)	(6.6)	(2.5)	(2.8)
Interest income	0.2	0.3	0.9	0.2	0.5	0.5	0.2	0.1	0.1
Interest expense	(2.0)	(1.4)	(0.0)	(0.0)	(0.0)	(0.2)	(0.0)	(0.0)	(0.0)
Other income (expense), net	0.0	(3.1)	0.2	(0.2)	0.0	(0.1)	0.1	0.0	0.0

Net income (loss)	(24.9)%	(16.5)%	(1.2)%	2.5%	(13.5)%	(4.1)%	(6.3)%	(2.4)%	(2.7)%

        Our direct revenue and fulfillment partner revenue have increased in every quarter on a year-over-year basis. The general increase in total revenue is due to the expansion of our customer base as we attracted more visitors to our Websites, as well as repeat purchases from these customers. We have experienced significant seasonality in our business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer. Further, sales in the traditional retail industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. Fulfillment partner revenue increased significantly beginning the third quarter of 2003 due to the change in our business practices in our fulfillment partner operations.

        Cost of goods sold as a percentage of total revenue has fluctuated during the nine quarters ended March 31, 2004, ranging from 78% to 93%. The significant increases during the 3rd and 4th quarters of 2003 relate specifically to the change in business practices in our fulfillment partner operations and the resulting shift from recognizing revenue on a commission basis to a gross basis.

        Total operating expenses as a percentage of total revenue have decreased on a year-over-year basis each quarter during 2003 as compared to 2002 as a result of economies of scale achieved through increased sales volume. In the near future, we expect to continue to devote substantial resources to the expansion of our sales and marketing efforts, and expect that total operating expenses may increase in absolute dollars in future periods. These expenses as a percentage of total revenue will vary depending on the level of revenue obtained.

        Due to the foregoing factors, in one or more future quarters our operating results may fall below the expectations of securities analysts and investors. In such an event, the trading price of our common stock would likely be materially adversely affected.

Recent Accounting Pronouncements

        Based on our review of new accounting standards released during the quarter ended March 31, 2004, we did not identify any standard requiring adoption that would have a significant impact on our consolidated financial statements for the periods reported.

Seasonality

        Financial results for Internet retailers are generally seasonal. Based upon our historical experience, increased revenues typically occur during the fourth quarter because of the Christmas retail season. The actual quarterly results for each quarter could differ materially depending upon consumer preferences, availability of product and competition, among other risks and uncertainties. Accordingly, there can be no assurances that seasonal variations will not materially affect our results of operations in the future. The following table reflects our revenues for each of the quarters available since 2001 (in thousands):

	First Quarter		Second Quarter	Third Quarter		Fourth Quarter
2004	$82,078	*	NA	NA		NA
2003	29,164		$28,833	$57,788	*	$123,160	*
2002	12,067		14,380	23,808		41,529
2001	9,578		7,407	8,744		14,274

        * Note that the revenue for the third and fourth quarters of 2003 and the first quarter of 2004 reflect the change in our returns policy, as a result of which sales by fulfillment partners are now recorded "gross" instead of "net" as in prior quarters.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Liquidity and Capital Resources

        Prior to the second quarter of 2002, we financed our activities primarily through a series of private sales of equity securities, warrants to purchase our common stock and promissory notes. During the second quarter of 2002, we completed our initial public offering pursuant to which we received approximately $26.1 million in cash, net of underwriting discounts, commissions, and other related expenses. Additionally, in February 2003, we completed a follow-on offering pursuant to which we received approximately $24.0 million in cash, net of underwriting discounts, commissions and other related expenses. Our cash and cash equivalents balance was $7.4 million at March 31, 2004. We also had marketable securities of $12.9 million at March 31, 2004.

        On May 6, 2004 we entered into a secured credit facility providing for advances to us of up to a maximum of $20 million. The amount actually available to us under the facility will vary from time to time, depending on, among other factors, the amount of our eligible inventory and the amount of our eligible accounts receivable. Our obligations under the credit facility are secured by all or substantially all of our assets. The initial term of the facility is two years, and we have an option to extend it for a third year. We may have to pay a termination fee of up to $400,000 if we terminate the credit facility early.

        Our operating activities resulted in net cash outflows of $14.4 million and $21.8 million for the three months ended March 31, 2003 and 2004, respectively. The primary use of cash and cash equivalents during the three months ended March 31, 2004 was to fund our normal operations, including net losses of $2.2 million, and changes in inventories ($2.6 million), receivables ($1.0 million), and accounts payable ($15.8 million).

        Cash used in investing activities included $2.6 million of investments in marketable securities offset by $1.2 million in sales of marketable securities. Capital expenditures for property and equipment amounted to $400,000.

        Net cash provided by financing activities during the three months ended March 31, 2004 was $2.1 million, consisting primarily of net proceeds of $2.2 million received from the exercise of stock options and warrants.

        Contractual Obligations and Commitments.    The following table summarizes our contractual obligations as of March 31, 2004 and the effect such obligations and commitments are expected to have on our liquidity and cash flow in future periods:

Payments Due by Period
(in thousands)

Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years		After 5 years
Long-term debt arrangements	$—	$—	$—		$—	$—
Capital lease obligations	141	66	75			—
Operating leases	5,365	3,262	2,103		—	—
Purchase obligations	10,753	10,753	—		—	—

Total contractual cash obligations	$16,259	$14,081	$2,178	$		$—

Amounts of Commitment Expiration Per Period
(in thousands)

Other Commercial Commitments	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	After 5 years
Letters of credit	$2,894	$2,894	$—	$—	$—
Redeemable common stock	3,026	—	3,026	—	—

Total commercial commitments	$5,920	$2,894	$3,026	$—	$—

        The amount of purchase obligations shown is based on assumptions regarding the legal enforceability against us of purchase orders we had outstanding at March 31, 2004. Under different assumptions regarding our rights to cancel our purchase orders or different assumptions regarding the enforceability of the purchase orders under applicable law, the amount of purchase obligations shown in the table above would be less.

        The estimated amount of redeemable common stock is based solely on the statute of limitations of the various states in which stockholders may have rescission rights and may not reflect the actual results. We do not have any unconditional purchase obligations, other long-term obligations, guarantees, standby repurchase obligations or other commercial commitments.

        We have a $3.5 million secured revolving letter of credit facility, which expires June 30, 2005, which we use to obtain letters of credit supporting our inventory purchases. At March 31, 2004, the issuing bank or an affiliate of the bank had letters of credit totaling $2.9 million outstanding under this facility. However, we have no liability for this amount except to the extent, if any, that a beneficiary of any of the outstanding letters of credit draws upon a letter of credit. In evaluating our contractual obligations and commitments, investors should understand that the amount shown above under letters of credit is duplicative of a portion of the amount shown above under purchase obligations, because we have no actual liability in connection with the letter of credit facility (other than for commitment fees and similar items) except to the extent that we fail to pay a similar amount included above in purchase obligations.

        We believe that the cash and marketable securities currently on hand, amounts available under our inventory credit facility and cash flows from operations will be sufficient to continue operations for at least the next twelve months. While we anticipate that, beyond the next twelve months, our cash flows from operations will be sufficient to fund our operational requirements, we may require additional financing. However, there can be no assurance that if additional financing is necessary it will be available, or, if available, that such financing can be obtained on satisfactory terms. Failure to generate sufficient revenues, generate profitability or raise additional capital could have a material adverse effect on our ability to continue as a going concern and to achieve our intended business objectives. Any projections of future cash needs and cash flows are subject to substantial uncertainty. See "Risk Factors."

PLAN OF DISTRIBUTION

        In accordance with the terms of an underwriting agreement among us and WR Hambrecht + Co, LLC and JMP Securities LLC, as representatives of the underwriters, the underwriters have agreed to purchase from us the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions described on the cover page of this prospectus supplement.

Name of Underwriter	Number of Underwritten Shares
WR Hambrecht + Co, LLC	686,400
JMP Securities LLC	342,000
Legg Mason Wood Walker, Incorporated	171,600

Total	1,200,000

        The underwriting agreement provides that the obligations of the underwriters are subject to conditions, including the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us and our counsel. Subject to those conditions, the underwriters are committed to purchase all shares of common stock offered if any of the shares are purchased.

        The underwriters propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement, as this price was determined by the OpenFollowOn process described below, and any dealers that participate in the offering at this price less a concession not in excess of $0.53 per share. Any dealers that participate in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided by the sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. After completion of the public offering of the shares, if all the shares are not sold at the offering price, the public offering price and other selling terms may be changed by the underwriters.

        The following table shows the per share and total compensation to be paid to the underwriters by us in connection with this offering. The underwriting discount has been determined through negotiations between us and the representatives of the underwriters, and has been calculated as a percentage of the offering price. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share		Total
	Without over- allotment	With over- allotment	Without over- allotment	With over- allotment
Underwriting Discounts and Commissions paid by us	$1.0675	$1.0675	$1,281,000	$1,387,750
Proceeds, before expenses, to us	$29.4325	$29.4325	$35,319,000	$38,262,250

        The maximum commission or discount to be received by any independent broker-dealer or any member of the National Association of Securities Dealers, Inc. will not be greater than 8% of the proceeds from the sale of shares offered pursuant to this prospectus supplement.

        The expenses of the offering, exclusive of the underwriting discounts, will be approximately $250,000. These fees and expenses are payable entirely by us. These fees include, among other things, legal and accounting fees, printing expenses, our expenses incurred in connection with meetings with potential investors, the filing fees of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., fees of our registrar and transfer agent and the listing fees of the Nasdaq National Market.

        An electronic prospectus is available on the websites maintained by WR Hambrecht + Co. Other than the prospectus in electronic format and the information included in the prospectus by hyperlink, the information on these websites is not part of this prospectus and has not been approved or endorsed by us and should not be relied on by prospective investors.

The Auction Process

        The method of distribution used by the underwriters in this offering is known as the OpenFollowOn process. It differs from that traditionally employed in underwritten public offerings. In particular, the public offering price was based on an auction conducted by the underwriters. The allocation of shares of our common stock was determined by the auction process; however, WR Hambrecht + Co reserved the right to round allocations to eliminate odd-lots. The auction was held on the websites of WR Hambrecht + Co at www.wrhambrecht.com or www.openfollowon.com, which also contains the rules which governed the auction. The auction was accessible only through the electronic prospectus posted on those websites. The following describes how WR Hambrecht + Co conducted the auction process and confirmed bids from prospective investors:

  •
  The auction opened at 4:30 p.m., New York City time, on May 13, 2004, and closed at 5:00 p.m. that same day. During the period the auction was open, bids were placed at any price (in increments of five cents per share) within the pricing range determined as the closing price for that day minus $2.12 to the closing price for that day plus $1.88. The highest auction price at which all of the shares could be sold was the "clearing price." All shares were sold to bidders at the clearing price. Bids above the clearing price and then time stamps for the bids made at the clearing price determined allocations of the shares.

  •
  Bidders were able to modify their bids to increase or decrease the number of shares bid for or the price bid per share and were able to withdraw their bid and reenter the auction at any time prior to the close of the auction.

  •
  When the auction closed, all bids that had not been withdrawn were considered firm and were able to be accepted.

  •
  Bids were able to be made in either or both of the following two types:

  •
  Limit bids: a bidder was able to specify the number of shares it was willing to purchase and the price per share it was willing to pay for these shares.

  •
  Market bids: a bidder was able to specify the number of shares it was willing to purchase without specifying the maximum price it was willing to pay. A market bid was treated as a bid at the maximum price at which bids were able to be placed.

        Each bidder was permitted to place no more than one limit bid and one market bid. Shares were not able to be transferred from one bid to another, nor did canceling one bid cancel any other bid. As bids were independent, each bid could have resulted in an allocation of shares; consequently, the sum of a bidder's bid sizes should have been no more than the total number of shares the bidder was willing to purchase.

    •
    The underwriters and any participating dealers contacted potential investors with information about the auction and how to participate and solicited bids from prospective investors through the Internet, telephone and facsimile. The minimum size of any bid was 100 shares.

  •
  A bid received by WR Hambrecht + Co involved no obligation or commitment of any kind prior to the closing of the auction. When the auction closed, all bids that had not been modified or withdrawn by the bidder prior to the close of the auction were considered firm and could have been accepted.

    •
    All shares were sold at the same price per share.

    •
    Any change in the number of shares or price per share bid was treated as a new bid and given a new time stamp, except that the price per share in a limit bid could have been increased by a maximum of $0.50 without losing the time stamp of that bid and the quantity of any bid could have been increased by up to 50% from the original amount without losing the original time stamp.

      •
      The difference between an existing limit bid and the maximum price it could have been increased to without losing its time stamp is called the Protected Price Range. A bidder was able to specify that its limit bid be increased automatically to any price within the Protected Price Range at the close of the auction. Bids subject to automatic increase and their Protected Price Ranges were not differentiated from other limit bids on the auction website during the auction.

      •
      To the extent more shares were bid for at the public offering price than were offered, shares were allocated based first on price for bids above the clearing price and then on the time stamp placed on each bid made at the clearing price.

      •
      To the extent two or more bids had the same latest time stamp of bids to be accepted, they were allocated a pro rata number of shares.

      •
      All accepted bids that were pro rated generally were rounded to the nearest 100 shares. If possible, bidders who would have been pro rated to less than 100 shares were rounded up to 100 shares. In no case did the rounded amount exceed the bid size.

  •
  WR Hambrecht + Co or any participating dealer notified bidders whose bids were accepted by e-mail, telephone or facsimile that the auction had closed and that their bids had been accepted. Other bidders were notified that their bids had not been accepted.

  •
  Potential investors at any time were able to expressly request that all, or any specific, communications between them and the underwriters and any participating dealers be made by specific means of communication, including telephone and facsimile.

Representative Auction Screens

        Set forth below are representative reproductions of the auction summary, at 5 minute intervals, which appeared on the auction screen.

Determination of Clearing Price

        The clearing price was the highest price at which at least all of the shares offered, including the shares that may be purchased by the underwriters to cover any over-allotments, could be sold to potential investors, based on the valid bids at the time the auction is run. The shares subject to the underwriters' over-allotment option were used to calculate the clearing price whether or not the option is actually exercised.

Requirements for Valid Bids

        Valid bids were those that met the requirements, including eligibility, account status and size, established by the underwriters or any participating dealers. In order to open a brokerage account with WR Hambrecht + Co, potential investors must have deposited at least $2,000 in their account. This brokerage account is a general account subject to WR Hambrecht + Co's customary rules, and is not limited to this offering. In addition, once the auction closed, a prospective investor that submitted a bid through a WR Hambrecht + Co brokerage account needed to have an account balance equal to or in excess of the amount of its bid or its bid was not accepted by WR Hambrecht + Co. No funds were transferred to the underwriters, and any amounts in excess of $2,000 could have been and may be withdrawn, at any time until the acceptance of the bid and the subsequent closing of this offering. Conditions for valid bids, including eligibility standards and account funding requirements of any participating dealers other than WR Hambrecht + Co, could have varied.

The Closing of the Auction and Allocation of Shares

        If a bidder was approved to participate in the auction, it could have submitted bids through WR Hambrecht + Co. or another underwriter. If a bidder was authorized to participate in the auction and to directly submit bids, an underwriter provided the bidder with the necessary information, including a password, in order to access the auction website operated by WR Hambrecht + Co, which was accessible only through the electronic prospectus posted on that website, that provided the following:

  •
  The prospectus describing the shares being offered as well as information about us and the terms applicable to the auction, including:

    •
    the number of shares to be offered;

      •
      the maximum size of any individual bid, which could have been up to 100% of the offering;

      •
      the minimum and maximum bid prices permitted for the auction; and

      •
      the price increments for the auction.

    •
    Forms for submitting bids;

    •
    The rules that governed the auction;

    •
    During the auction, the website provided:

    •
    an advisement once a bid had been submitted showing the terms of the bid;

    •
    a chart that was updated at one minute intervals during the auction showing the total number of shares for which bids had been placed at each price level for the auction; and

    •
    notice once the auction was completed whether a bid was accepted.

        The 1,200,000 shares offered hereby, or 1,300,000 shares if the underwriters' over-allotment option is exercised in full, will be purchased from us by the underwriters and sold through the underwriters and any participating dealers to investors who have submitted successful bids in the auction. These investors were notified by e-mail, telephone or facsimile as soon as practicable following the closing of the auction that their bids have been accepted.

        The underwriters reserved the right to reject bids that were deemed manipulative or disruptive in order to facilitate the orderly completion of this offering, and they reserved the right, in exceptional circumstances, to alter the method of allocation as they deemed necessary to ensure a fair and orderly distribution of the shares of our common stock.

        Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the method of distribution. Price and volume volatility in the market for our common stock after the completion of this offering could adversely affect the market price of our common stock.

        We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 100,000 additional shares of our common stock at the offering price, less the underwriting discount, set forth on the cover page of this prospectus supplement. To the extent that the underwriters exercise this option, the underwriters will have a firm commitment to purchase the additional shares, and we will be obligated to sell the additional shares to the underwriters. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of shares offered. The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make.

        We have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock, other than the shares of common stock or options to acquire common stock issued under our stock option plans and stock purchase plan and other than pursuant to the exercise of outstanding warrants, for a period of 90 days after the date of this prospectus supplement, except with the prior written consent of WR Hambrecht + Co.

        The underwriters have advised us that they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the shares subject to the underwriters' over-allotment option and will be deemed a "naked"

short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be a downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider, among other things, the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any naked short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by any underwriter to cover all or a portion of its short position may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

        The representatives of the underwriters have advised us that, pursuant to Regulation M under the Securities Act of 1933, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of any underwriter for the purpose of preventing or retarding a decline in the market price of the common stock. A "penalty bid" is an arrangement permitting any underwriter to claim the selling concession otherwise accruing to it in connection with the offering if the common stock originally sold by the such underwriter is purchased by it in the open market pursuant to a stabilizing bid or to cover all or part of a short position. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        Persons participating in this offering may also engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and effecting purchases limited by such prices and in response to order flow. Rule 103 limits the amount of net purchases that each passive market maker may make and the displayed size of each bid.

        Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        WR Hambrecht + Co and the other underwriters each currently acts as a market maker, and each intends to continue to act as a market maker, for our common stock following this offering. However, they are not obligated to do so and may discontinue any market making at any time.

LEGAL MATTERS

        The validity of the common stock being offered hereby is being passed upon for us by Bracewell & Patterson, L.L.P., Austin, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, San Francisco, California.

EXPERTS

        The consolidated financial statements of Overstock.com, Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus supplement for the year ended December 31, 2003 have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC prior to the termination of the offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    •
    the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 6, 2002;

    •
    our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on February 24, 2004;

    •
    our definitive Proxy Statement for our 2004 annual meeting of stockholders filed with the SEC on March 23, 2004;

    •
    our Report on Form 8-K filed with the SEC on April 22, 2004;

    •
    our Report on Form 10-Q for the quarter ended March 31, 2004 filed with the SEC on April 29, 2004;

    •
    our Report on Form 8-K filed with the SEC on April 29, 2004;

    •
    our Report on Form 8-K filed with the SEC on May 7, 2004; and

    •
    our Reports on Form 8-K filed with the SEC on May 10, 2004.

        The reports and other documents that we file after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will update, supplement and supersede the information in this prospectus supplement and the accompanying prospectus. We will provide to each person, including any beneficial owner to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. We will provide this information upon written or oral request at no cost to the requester. You may request a copy of any of this information by writing us at the following address: Overstock.com, Inc. 6322 South 3000 East, Suite 100, Salt Lake City, Utah 84121, Attention: Investor Relations; or by calling our Investor Relations Department at telephone number (801) 947-3100.

Overstock.com, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2003	March 31, 2004
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,846	$7,438
Marketable securities	11,500	12,886
Accounts receivable, net	10,183	11,199
Inventories, net	29,926	32,556
Prepaid expenses and other assets	4,583	4,673

Total current assets	85,038	68,752
Property and equipment, net	9,483	9,127
Goodwill	2,784	2,784
Other long-term assets, net	427	1,813

Total assets	$97,732	$82,476

Liabilities, Redeemable Securities and Stockholders' Equity
Current liabilities:
Accounts payable	$30,363	$14,585
Accrued liabilities	9,316	9,468
Capital lease obligations, current	75	66

Total current liabilities	39,754	24,119
Capital lease obligations, non-current	86	75

Total liabilities	39,840	24,194

Commitments and contingencies
Redeemable common stock, $0.0001 par value, 460 shares issued and outstanding as of December 31, 2003 and March 31, 2004	2,978	3,026

Stockholders' equity:
Common stock, $0.0001 par value, 100,000 shares authorized, 16,060 shares and 16,417 shares issued as of December 31, 2003 and March 31, 2004, respectively	2	2
Additional paid-in capital	123,934	126,939
Accumulated deficit	(67,815)	(70,073)
Unearned stock-based compensation	(1,094)	(1,517)
Treasury stock, 35 shares at cost	(100)	(100)
Accumulated other comprehensive income (loss)	(13)	5

Total stockholders' equity	54,914	55,256

Total liabilities, redeemable securities and stockholders' equity	$97,732	$82,476

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2003	2004
Revenue:
Direct	$25,198	$38,580
Fulfillment partner	3,966	43,498

Total revenue	29,164	82,078

Cost of goods sold:
Direct	23,484	34,816
Fulfillment partner	1,055	38,793

Total cost of goods sold	24,539	73,609

Gross profit	4,625	8,469

Operating expenses:
Sales and marketing expenses	3,848	4,377
General and administrative expenses	4,545	6,251
Amortization of stock-based compensation	328	135

Total operating expenses	8,721	10,763

Operating loss	(4,096)	(2,294)
Interest income	152	98
Interest expense	(7)	(16)
Other income, net	10	2

Net loss	(3,941)	(2,210)
Deemed dividend related to redeemable common stock	(77)	(48)

Net loss attributable to common shares	$(4,018)	$(2,258)

Net loss per common share—basic and diluted	$(0.26)	$(0.14)
Weighted average common shares outstanding—basic and diluted	15,486	16,646

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended March 31,
	2003	2004
Cash flows from operating activities:
Net loss	$(3,941)	$(2,210)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	483	756
Amortization of unearned stock-based compensation	367	135
Realized gain from marketable securities	(4)	—
Stock options issued to consultants for services	25	280
Stock issued to employees for services	20	—
Changes in operating assets and liabilities:
Accounts receivable, net	(42)	(1,016)
Inventories, net	(476)	(2,630)
Prepaid expenses and other assets	(2,945)	(90)
Other long-term assets, net	(169)	(1,386)
Accounts payable	(6,236)	(15,778)
Accrued liabilities	(1,458)	152

Net cash used in operating activities	(14,376)	(21,787)

Cash flows from investing activities:
Investments in marketable securities	(12,209)	(2,558)
Sales of marketable securities	9,953	1,191
Expenditures for property and equipment	(369)	(400)

Net cash used in investing activities	(2,625)	(1,767)

Cash flows from financing activities:
Payments on capital lease obligations	(41)	(20)
Issuance of common stock, net of issuance costs	23,968	—
Exercise of stock options and warrants	636	2,167

Net cash provided by financing activities	24,563	2,147

Effect of exchange rate changes on cash	—	(1)
Net increase (decrease) in cash and cash equivalents	7,562	(21,408)
Cash and cash equivalents, beginning of period	11,059	28,846

Cash and cash equivalents, end of period	$18,621	$7,438

Supplemental disclosures of cash flow information:
Interest paid	$7	$16

Deemed dividend on redeemable common stock	$77	$48

Unearned stock-based compensation (forfeitures)	$12	$56

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Notes to Unaudited Consolidated Financial Statements

(amounts in thousands, except per share data)

1. BASIS OF PRESENTATION

        The accompanying unaudited consolidated financial statements have been prepared by Overstock.com, Inc. (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the audited annual consolidated financial statements and related notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2003. The accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of results for the interim periods presented. Preparing financial statements requires management to make estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the estimates. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for any future period or the full fiscal year.

2. ADVERTISING EXPENSE

        The Company recognizes advertising expenses in accordance with SOP 93-7 Reporting on Advertising Costs. As such, the Company expenses the costs of producing advertisements at the time production occurs or the first time the advertising takes place, and expenses the cost of communicating advertising in the period during which the advertising space or airtime is used. Internet advertising expenses are recognized as incurred based on the terms of the individual agreements, which is generally: 1) during the period customers are acquired; or 2) based on the number of clicks generated during a given period over the term of the contract. Advertising expense totaled $3,509 and $4,111 during the three months ended March 31, 2003 and 2004, respectively.

3. MARKETABLE SECURITIES

        The Company's marketable securities consist of funds deposited into a capital management account managed by two financial institutions. The financial institutions invested these funds at March 31, 2004, as follows:

	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
U.S. government and government agency securities	$11,973	$23	$(30)	$11,966
Mortgage based securities	894	26	—	920

Total	$12,867	$49	$(30)	$12,886

        All marketable securities mature between 2004 and 2009 and are classified as available-for-sale securities.

4. OTHER COMPREHENSIVE LOSS

        The Company follows SFAS 130, Reporting Comprehensive Income. This Statement establishes requirements for reporting comprehensive income and its components which includes the Company's unrealized gain on marketable securities. The Company's comprehensive loss for the three months ended March 31, 2003 and 2004 is as follows:

	Three months ended March 31,
	2003	2004
Net loss	$(3,941)	$(2,210)
Unrealized gain on marketable securities	50	19
Foreign currency translation adjustment	—	(1)

Comprehensive loss	$(3,891)	$(2,192)

5. NET LOSS PER SHARE

        Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common shares for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share assumes the exercise of all options and warrants which are dilutive, whether exercisable or not and is computed by dividing net income (loss) attributable to common shares for the period by the weighted average number of common and potential common shares outstanding during the period. Potential common shares, composed of incremental common shares issuable upon the exercise of stock options and warrants, are included in the calculation of diluted net loss per share to the extent such shares are dilutive. During the three-month periods ended March 31, 2003 and 2004, the effects of outstanding stock options were antidilutive and, accordingly, have been excluded from diluted loss per share. There were 1,852 options and 926 warrants outstanding at March 31, 2004.

6. BUSINESS SEGMENTS

        Segment information has been prepared in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." There were no inter-segment sales or transfers during the three-month periods ended March 31, 2003 or 2004. The Company evaluates the performance of its segments and allocates resources to them based primarily on gross profit. The table below summarizes information about reportable segments for the three months ended March 31, 2003 and 2004:

	Three months ended March 31,
	Direct operations	Fulfillment partner operations	Consolidated
2003
Revenue	$25,198	$3,966	$29,164
Cost of goods sold	23,484	1,055	24,539

Gross profit	$1,714	$2,911	4,625

Operating expenses			(8,721)
Other income (expense), net			155

Net loss			$(3,941)

2004
Revenue	$38,580	$43,498	$82,078
Cost of goods sold	34,816	38,793	73,609

Gross profit	$3,764	$4,705	8,469

Operating expenses			(10,763)
Other income (expense), net			84

Net loss			$(2,210)

        The direct segment includes revenues, direct costs, and allocations associated with sales fulfilled from our warehouse, including the sales from our warehouse store that closed in January 2004. Costs for this segment include product costs, inbound freight, warehousing and fulfillment costs, credit card fees and customer service costs.

        The fulfillment partner segment includes revenues, direct costs and cost allocations associated with the Company's third party fulfillment partner sales and are earned from selling the merchandise of third parties over the Company's Websites. Prior to July 1, 2003, this was reported as the "commission revenue" segment, as only the commission portion of the sales transactions were recorded as revenue (i.e., recorded "net"). The costs for the previous commission segment only included credit card fees and customer service costs. From July 1, 2003 forward, due to a change in the company's business practices (i.e., the partner sales return process), the majority of these sales transactions are now recorded gross. As a result, this segment's name has been changed to the "fulfillment partner" segment, and the costs for this segment include product costs, warehousing and fulfillment costs, credit card fees and customer service costs.

        Assets have not been allocated between the segments for management purposes, and as such, they are not presented here.

        During the three-month periods ended March 31, 2003 and 2004, no significant sales were made to customers outside the United States of America. No individual state in the United States of America accounted for more than 10% of net sales in any of the periods presented. At March 31, 2003 and 2004, all of the Company's fixed assets were located in the United States of America.

7. PUBLIC OFFERINGS

        On June 4, 2002, the Company closed its initial public offering, pursuant to which it sold 2,155 shares of common stock, and a selling shareholder sold 845 shares of common stock in an initial public offering, with proceeds to the Company of approximately $24,880, net of $2,014 of issuance costs. As part of the offering, the Company granted the underwriter the right to purchase up to 450 additional shares within thirty days after the offering to cover any over-allotments. On June 27, 2002, the underwriter exercised its right and purchased an additional 101 shares of stock for $1,260.

        In February 2003, the Company closed a follow-on public offering, pursuant to which it sold 1,725 shares of common stock, with proceeds to the Company of approximately $23,968, net of $613 of issuance costs. The number of shares issued includes 225 additional shares which the Company granted the underwriter the right to purchase to cover any over-allotments.

8. STOCK-BASED COMPENSATION

        The Company measures compensation expense to employees for its equity incentive plan using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and provides pro forma disclosures of net income as if the fair value based method prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, had been applied. The following table provides a reconciliation of net loss to pro forma net loss as if the fair value method had been applied to all awards.

	Three months ended March 31,
	2003	2004
Net loss, as reported	$(3,941)	$(2,210)
Add: Stock-based employee compensation expense included in reported net income	367	135
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(785)	(1,108)

Pro forma net loss	$(4,359)	$(3,183)

Net loss per common share
Basic and diluted—as reported	$(0.26)	$(0.14)
Basic and diluted—pro forma	$(0.29)	$(0.19)

9. COMMITMENTS AND CONTINGENCIES

        In October 2003, Tiffany (NJ) Inc. and Tiffany and Company filed a complaint against us in the United States District Court for the Southern District of New York alleging that we have distributed counterfeit and otherwise unauthorized Tiffany product in violation of federal copyright and trademark law and related state laws. The complaint seeks statutory and other damages in an unspecified amount and injunctive relief. Although we have filed an answer and believe we have defenses to the allegations and intend to pursue them vigorously, the Tiffany lawsuit is in the early stages of discovery, and we do not have sufficient information to assess the validity of the claims or the amount of potential damages. Company management currently believes that resolution of its outstanding legal matters will not have a material adverse impact on the Company's financial position, results of operations or cash flows.

10. INDEMNIFICATIONS AND GUARANTEES

        During its normal course of business, the Company has made certain indemnities, commitments, and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include, but are not limited to, indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of Delaware. The duration of these indemnities, commitments, and guarantees varies, and in certain cases, is indefinite. In addition, the majority of these indemnities, commitments, and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. As such, the Company is unable to estimate with any reasonableness its potential exposure under these items. The Company has not recorded any liability for these indemnities, commitments, and guarantees in the accompanying consolidated balance sheets. The Company does, however, accrue for losses for any known contingent liability, including those that may arise from indemnification provisions, when future payment is both probable and reasonably estimable. The Company carries specific and general liability insurance policies that the Company believes would, in most circumstances, provide some, if not total recourse to any claims arising from these indemnifications.

Report of Independent Auditors

To the Board of Directors and
Stockholders of Overstock.com, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Overstock.com, Inc. and its subsidiaries (the "Company") at December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion the financial statement schedule listed in the index appearing on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
February 20, 2004 except for Note 20,
as to which the date is May 7, 2004

Overstock.com, Inc.

Consolidated Balance Sheets

	December 31,
	2002	2003
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$11,059	$28,846
Marketable securities	21,603	11,500
Accounts receivable, net	6,994	10,183
Inventories, net	13,954	29,926
Prepaid expenses and other assets	2,333	4,583

Total current assets	55,943	85,038
Property and equipment, net	4,945	9,483
Goodwill	2,784	2,784
Other long-term assets, net	284	427

Total assets	$63,956	$97,732

Liabilities, Redeemable Securities and Stockholders' Equity
Current liabilities:
Accounts payable	$13,731	$30,363
Accrued liabilities	6,409	9,316
Capital lease obligations, current	124	75

Total current liabilities	20,264	39,754
Capital lease obligations, non-current	58	86

Total liabilities	20,322	39,840

Commitments and contingencies (notes 10, 11 and 12)
Redeemable common stock, $0.0001 par value, 683 and 460 shares issued and outstanding as of December 31, 2002 and 2003, respectively	4,363	2,978

Stockholders' equity:
Common stock, $0.0001 par value, 100,000 shares authorized, 13,866 and 16,060 shares issued as of December 31, 2002 and 2003, respectively	1	2
Additional paid-in capital	97,282	123,934
Accumulated deficit	(55,666)	(67,815)
Unearned stock-based compensation	(2,327)	(1,094)
Treasury stock, 35 shares at cost	(100)	(100)
Accumulated other comprehensive income (loss)	81	(13)

Total stockholders' equity	39,271	54,914

Total liabilities, redeemable securities and stockholders' equity	$63,956	$97,732

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statements of Operations

	Year ended December 31,
	2001	2002	2003
	(in thousands, except per share data)

Revenues:
Direct revenue	$36,038	$79,405	$138,134
Fulfillment partner revenue	3,965	12,379	100,811

Total revenue	40,003	91,784	238,945

Cost of goods sold:
Direct	33,497	70,686	124,302
Fulfillment partner	1,143	2,755	89,190

Total cost of goods sold	34,640	73,441	213,492

Gross profit	5,363	18,343	25,453

Operating expenses:
Sales and marketing expenses	5,784	8,669	20,173
General and administrative expenses	9,441	10,825	16,911
Amortization of goodwill	3,056	—	—
Amortization of stock-based compensation	649	2,903	756

Total operating expenses	18,930	22,397	37,840

Operating loss	(13,567)	(4,054)	(12,387)
Interest income	461	403	461
Interest expense	(729)	(465)	(76)
Other income (expense), net	29	(444)	115

Net loss	(13,806)	(4,560)	(11,887)
Deemed dividend related to redeemable common stock	(404)	(406)	(262)
Deemed dividend related to beneficial conversion feature of preferred stock	—	(6,607)	—

Net loss attributable to common shares	$(14,210)	$(11,573)	$(12,149)

Net loss per common share—basic and diluted	$(1.29)	$(0.88)	$(0.75)
Weighted average common shares outstanding—basic and diluted	10,998	13,108	16,198

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statements of Stockholders' Equity
and Comprehensive Income

	Common stock						Accumulated Other Comprehensive Income
			Additional Paid-in capital	Accumulated deficit	Unearned stock-based compensation	Treasury stock
	Shares	Amount						Total
	(amounts in thousands)
Balance at December 31, 2000	9,096	$1	$42,231	$(29,883)	$—	$—	$—	$12,349
Issuance of common stock	1,210	—	6,915	—	—	—	—	6,915
Exercise of stock options	14	—	73	—	—	—	—	73
Purchase of treasury stock	—	—	—	—	—	(100)	—	(100)
Unearned stock-based compensation from options issued to employees	—	—	2,534	—	(2,534)	—	—	—
Amortization of stock-based compensation	—	—	—	—	727	—	—	727
Issuance of stock options to consultants in exchange for services	—	—	384	—	(208)	—	—	176
Lapse of rescission rights on redeemable common stock	7	—	50	—	—	—	—	50
Deemed dividend related to redeemable common stock	—	—	—	(404)	—	—	—	(404)
Net loss	—	—	—	(13,806)	—	—	—	(13,806)

Balance at December 31, 2001	10,327	1	52,187	(44,093)	(2,015)	(100)	—	5,980
Issuance of common stock	7	—	212	—	—	—	—	212
Exercise of stock options and warrants	149	—	615	—	—	—	—	615
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	6,607	(6,607)	—	—	—	—
Conversion of Series A redeemable preferred stock to common stock	959	—	6,582	—	—	—	—	6,582
Issuance of common stock in IPO	2,256	—	26,140	—	—	—	—	26,140
Unearned stock-based compensation from options issued to employees	—	—	3,481	—	(3,481)	—	—	—
Amortization of stock-based compensation	—	—	—	—	3,276	—	—	3,276
Issuance of stock options to consultants in exchange for services	—	—	131	—	(107)	—	—	24
Lapse of rescission rights on redeemable common stock	168	—	1,327	—	—	—	—	1,327
Deemed dividend related to redeemable common stock	—	—	—	(406)	—	—	—	(406)
Net loss	—	—	—	(4,560)	—	—	—	(4,560)
Unrealized gain on marketable securities	—	—	—	—	—	—	81	81

Total comprehensive loss								(4,479)

Balance at December 31, 2002	13,866	1	97,282	(55,666)	(2,327)	(100)	81	39,271
Exercise of stock options and warrants	247	—	1,227	—	—	—	—	1,227
Issuance of common stock in Follow-on offering	1,725	1	23,967	—	—	—	—	23,968
Issuance of common stock	—	—	21	—	—	—	—	21
Forfeitures of unearned stock-based compensation from options issued to employees	—	—	(478)	—	478	—	—	—
Amortization of stock-based compensation	—	—	—	—	846	—	—	846
Issuance of stock options to consultants in exchange for services	—	—	268	—	(91)	—	—	177
Lapse of rescission rights on redeemable common stock	222	—	1,647	—	—	—	—	1,647
Deemed dividend related to redeemable common stock	—	—	—	(262)	—	—	—	(262)
Net loss	—	—	—	(11,887)	—	—	—	(11,887)
Realized gain on marketable securities	—	—	—	—	—	—	(15)	(15)
Unrealized loss on marketable securities	—	—	—	—	—	—	(78)	(78)
Cumulative translation adjustment	—	—	—	—	—	—	(1)	(1)

Total comprehensive loss								(11,981)

Balance at December 31, 2003	16,060	$2	$123,934	$(67,815)	$(1,094)	$(100)	$(13)	$54,914

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,
	2001	2002	2003
	(in thousands)
Cash flows from operating activities:
Net loss	$(13,806)	$(4,560)	$(11,887)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,735	1,873	2,325
Amortization of goodwill	3,056	—	—
Amortization of unearned stock-based compensation	727	3,276	846
Realized loss (gain) on marketable securities	—	55	(15)
Stock options issued to consultants for services	176	24	177
Stock issued to employees	63	181	21
Amortization of debt discount	291	242	—
Selling shareholder fees	—	439	—
Changes in operating assets and liabilities:
Accounts receivable	(774)	(5,429)	(3,189)
Inventories, net	1,081	(6,368)	(15,972)
Prepaid expenses and other assets	920	(1,857)	(2,250)
Other long-term assets	(263)	246	(7)
Accounts payable	(1,532)	10,051	16,632
Accrued liabilities	(2,133)	4,316	2,907

Net cash (used in) provided by operating activities	(10,459)	2,489	(10,412)

Cash flows from investing activities:
Purchases of marketable securities	—	(34,819)	(41,363)
Sales of marketable securities	—	13,243	51,388
Expenditures for property and equipment	(1,669)	(1,746)	(6,707)
Expenditures for other long-term assets	(35)	(5)	(172)

Net cash provided by (used in) investing activities	(1,704)	(23,327)	3,146

Cash flows from financing activities:
Payments on capital lease obligations	(248)	(261)	(141)
Borrowings on related party note payables	4,500	1,160	—
Payments on related party note payables	(3,000)	(5,660)	—
Issuance of redeemable preferred stock	—	6,582	—
Issuance of common stock in offerings, net of issuance costs	—	26,140	23,968
Payment of selling shareholder fees	—	(439)	—
Issuance of common stock	6,319	31	—
Exercise of stock options and warrants	73	615	1,227
Purchase of treasury stock	(100)	—	—

Net cash provided by financing activities	7,544	28,168	25,054

Effect of exchange rate changes on cash	—	—	(1)

Net increase (decrease) in cash and cash equivalents	(4,619)	7,330	17,787
Cash and cash equivalents, beginning of year	8,348	3,729	11,059

Cash and cash equivalents, end of year	$3,729	$11,059	$28,846

Supplemental disclosures of cash flow information:
Interest paid	$271	$222	$51
Equipment acquired under capital leases	75	25	120
Deemed dividend on redeemable common stock	404	406	262
Deemed dividend related to beneficial conversion feature of redeemable preferred stock	—	6,607	—
Conversion of Series A preferred stock to common stock	—	6,582	—
Unearned stock-based compensation (forfeitures)	2,534	3,481	(478)
Lapse of rescission rights on redeemable common stock	50	1,327	1,647

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Notes to Consolidated Financial Statements

(all amounts in thousands, except per share data)

1. BUSINESS AND ORGANIZATION

        Overstock.com, Inc. (the "Company") is an online "closeout" retailer offering discount, brand-name merchandise for sale primarily over the Internet. The Company's merchandise offerings include bed-and-bath goods, kitchenware, watches, jewelry, electronics, sporting goods and designer accessories. The Company also sells books, magazines, CDs, DVDs, videocassettes and video games ("BMV")

        The Company was formed on May 5, 1997 as D2—Discounts Direct, a limited liability company. On December 30, 1998, the Company was reorganized as a C Corporation in the State of Utah and reincorporated in Delaware in May 2002. On October 25, 1999, the Company changed its name to Overstock.com, Inc. On November 20, 2000, the Company acquired Gear.com, Inc. On July 23, 2003, the Company formed Overstock Mexico, S. de R. L. de C.V., a wholly owned subsidiary to distribute its products in Mexico.

        The Company is subject to risks common to rapidly growing Internet-based companies, including rapid technological change, growth and consumer acceptance of the Internet, dependence on principal products, new product development, new product introductions and other activities of competitors, and a limited operating history in Internet related e-commerce activities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany account balances and transactions have been eliminated in consolidation.

Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

        Cash equivalents include short-term, highly liquid instruments with original maturities of 90 days or less. At December 31, 2002 and 2003, three banks held the Company's cash and cash equivalents. The Company does not believe that, as a result of this concentration, it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships. The Company's financial instruments, including cash, cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

        Marketable securities consist of funds deposited into capital management accounts managed by two financial institutions. The financial institutions have invested these funds in municipal, government and corporate bonds which are classified as available-for-sale and reported at fair value using the specific identification method. Realized gains and losses are included in other income (expense), net in the Statement of Operations. Unrealized gains and losses are excluded from earnings and reported as a component of other comprehensive income (loss), net of related estimated tax provisions or benefits.

Accounts receivable

        Accounts receivable consist of amounts due from customers and from credit cards billed but not yet received at period end. The Company recorded an allowance for doubtful accounts of $145 and $650 at December 31, 2002 and 2003, respectively.

Concentration of credit risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash equivalents, investment securities, and receivables. The Company invests its cash primarily in money market, government and corporate securities which are uninsured.

        The Company's accounts receivable are derived primarily from revenue earned from customers located in the United States. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. During the years ended December 31, 2002 and 2003, the Company recorded sales to its most significant customer totaling $14,620 and $21,044, respectively. There were no sales to this customer during 2001. At December 31, 2002 and 2003, the Company had a receivable of $3,577 and $5,345, respectively, from this customer. No other customer accounted for greater than 10% of revenues or receivables during 2001, 2002 or 2003.

Inventories

        Inventories consist of merchandise purchased for resale and are stated at the lower of average cost or market. The Company establishes reserves for estimated obsolescence or damage equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property and equipment

        Property and equipment, which includes capitalized leases, are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets or the term of the related lease, whichever is shorter, as follows:

Years
Computer software	3
Computer hardware	5
Furniture and equipment	5

        Leasehold improvements are amortized over the shorter of the term of the related leases or estimated service lives. Upon sale or retirement of assets, cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations.

Other long-term assets

        Other long-term assets include deposits and the cost of acquiring the Overstock.com and other related domain names. The cost of the domain names is being amortized using the straight-line method over 5 years.

Goodwill

        Goodwill represents the excess of the purchase price paid over the fair value of the tangible net assets acquired for the purchase of Gear.com. From November 28, 2000, the date of the Gear.com acquisition, through December 2001, the Company amortized its goodwill on a straight-line basis using a 2 year estimated life.

        Effective January 1, 2002, Overstock.com adopted Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets. SFAS 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under this standard, all goodwill and long-lived intangible assets, including those acquired before initial application of the standard will not be amortized, but will be tested for impairment at least annually. Accordingly, the Company ceased amortization of its goodwill in January 2002. The Company evaluated the $2,784 of unamortized goodwill during 2002 and 2003, and determined that no impairment charge should be recorded.

        The following table shows what the Company's net loss and net loss per common share would have been for the years ended December 31, 2001, 2002 and 2003 exclusive of the amortization expense:

	Year ended December 31,
	2001	2002	2003
Reported net loss	$(13,806)	$(4,560)	$(11,887)
Add back: Goodwill amortization	3,056	—	—

Adjusted net loss	$(10,750)	$(4,560)	$(11,887)

Basic and diluted loss per share:
Reported net loss per common share	$(1.29)	$(0.88)	$(0.75)
Add back: Goodwill amortization	0.28	—	—

Adjusted net loss per common share	$(1.01)	$(0.88)	$(0.75)

Impairment of long-lived assets

        The Company reviews property and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the assets' carrying amount to future undiscounted net cash flows the assets are expected to generate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the assets or their fair values, whichever is more determinable.

Revenue recognition

        The Company derives its revenue from three sources: direct revenue, fulfillment partner revenue, and warehouse revenue. Revenue from all three sources is recognized when the following revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) the product has been shipped and the customer takes ownership and assumes the risk of loss; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured.

        Direct revenue consists of merchandise sales made to individual consumers and businesses that are fulfilled from our warehouse. The Company generally requires payment by credit card at the point of sale. From time to time, the Company grants credit to its business customers on normal credit terms. Amounts received prior to shipment of goods to customers are recorded as deferred revenue. Direct revenue is recorded net of returns, chargebacks and coupons redeemed by customers and other discounts to obtain such sales.

        Fulfillment partner revenue consists of sales of merchandise of third parties on the Company's Website, and is recognized when services have been rendered (generally when verification of the shipment of the product is communicated to the Company from the third party that shipped the product). Prior to July 1, 2003, the Company did not physically handle the merchandise sold in these transactions, as the merchandise was shipped directly by a third party vendor, who also handled all customer returns related to these fulfillment partner sales. During that period, the Company recognized as revenue only the commission portion of the price customers paid for the purchased products since the Company acted as an agent in such transactions. Beginning July 1, 2003, the Company took responsibility for all returned items relating to these sales and began accepting returned items relating to these sales into the Company's warehouse, and the Company now handles the possible resale of any returned items. As a result, beginning July 1, 2003, the Company is considered to be the primary obligor for these sales transactions, and assumes the risk of loss on the returned items. As a consequence, the Company now records revenue from sales transactions involving fulfillment partners on a gross basis, rather than recording a commission on sales as was recorded prior to July 1, 2003.

        During the fourth quarter of 2003, the Company added a discount travel store to the Company's Website. Fulfillment partners are used to supply the travel products (flights, hotels, rental cars, etc.) in the store. For the products sold in the travel store, the Company does not currently have inventory risk or pricing control, and does not provide customer service. Therefore, for these sales the Company is not considered to be the primary obligor, and therefore, records only the commission as revenue.

        Fulfillment partner revenue is reduced by the impact of returns, chargebacks and coupons redeemed by customers and other discounts to obtain such sales. The Company's total gross sales values for its fulfillment partner revenue were $25,657, $65,526 and $156,624 during 2001, 2002, and 2003, respectively; however, it recognized $3,965, $12,379 and $100,811 in related fulfillment partner revenue during 2001, 2002 and 2003, respectively.

Cost of goods sold

        Cost of goods sold include product costs, warehousing costs, inbound and outbound shipping costs, handling and fulfillment costs, customer service costs and credit card fees, and are recorded in the same period in which related revenues have been recorded.

Income taxes

        Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be ultimately realized. Income tax expense (benefit) is the tax payable (receivable) for the period and the change during the period in the deferred tax assets and liabilities.

Stock-based compensation

        The Company measures compensation expense to employees for its equity incentive plan using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees,and provides pro forma disclosures of net income as if the fair value based method prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, had been applied (Note 14). The following table provides a reconciliation of net loss to pro forma net loss as if the fair value method had been applied to all awards.

	Year ended December 31,
	2001	2002	2003
Net loss, as reported	$(13,806)	$(4,560)	$(11,887)
Add: Stock-based employee compensation expense included in reported net income net of related tax effects	727	3,276	846
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,057)	(4,404)	(2,714)

Pro forma net loss	$(14,136)	$(5,688)	$(13,755)

Net loss per common share
Basic and diluted—as reported	$(1.29)	$(0.88)	$(0.75)
Basic and diluted—pro forma	$(1.32)	$(0.97)	$(0.87)

        The weighted average grant-date fair value of options granted during 2001, 2002 and 2003 was $5.97, $8.21 and $8.27 per share, respectively, and was estimated using the assumptions discussed in Note 14.

        Stock-based awards to non-employees are accounted for under the provisions of FAS 123 and Emerging Issues Task Force Issue 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Earnings (loss) per share

        Earnings (loss) per share is computed by dividing net income (loss) attiributable to common shares by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share assumes the exercise of all options and warrants which are dilutive, whether exercisable or not.

        The following table sets forth the computation of basic and diluted earnings (loss) per share for the periods indicated:

	Year ended December 31,
	2001	2002	2003
Net loss attributable to common shares	$(14,210)	$(11,573)	$(12,149)

Weighted average common shares outstanding—basic	10,998	13,108	16,198
Effective of dilutive securities:
Warrants	—	—	—
Employee stock options	—	—	—

Weighted average common shares outstanding—diluted	10,998	13,108	16,198

Earnings (loss) per common share—basic:	$(1.29)	$(0.88)	$(0.75)
Earnings (loss) per common share—diluted:	$(1.29)	$(0.88)	$(0.75)

        The stock options and warrants outstanding were not included in the computation of diluted earnings per share because to do so would have been antidilutive. The number of shares of stock options and warrants outstanding at each year-end was 2,283 shares, 2,535 shares and 2,849 shares for 2001, 2002 and 2003, respectively.

Internal use software

        The Company expenses all costs incurred for the development of internal use software that relate to the planning and post implementation phases of the development. Direct costs incurred in the development phase are capitalized and recognized over the software's estimated useful life of 3 years. There were no website development costs or software costs capitalized in 2002 and 2003. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

Advertising expense

        The Company recognizes advertising expenses in accordance with SOP 93-7 Reporting on Advertising Costs. As such, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the cost of communicating advertising in the period during which the advertising space or airtime is used. Internet advertising expenses are recognized based on the terms of the individual agreements, which is generally: 1) during the period customers are acquired; or 2) based on the number of clicks generated during a given period over the term of the contract. Advertising expenses totaled $4,802, $7,043 and $18,552 during the years ended December 31, 2001, 2002 and 2003, respectively.

Foreign currency translation

        One of the Company's subsidiaries is located in Mexico where that subsidiary's local currency is considered its functional currency. All of that subsidiary's assets and liabilities are translated into U.S. dollars at exchange rates existing at the balance sheet dates, revenue and expenses are translated at weighted average exchange rates, and stockholders' equity is recorded at historical exchange rates. The resulting foreign currency translation adjustments are recorded as a separate component of stockholders' equity in the consolidated balance sheets as part of accumulated other comprehensive income (loss). Transaction gains and losses are included in other income (expense) in the consolidated financial statements and have not been significant for any periods presented.

Recently issued accounting pronouncements

        The Financial Accounting Standards Board issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of this standard did not have a material effect on the Company's financial statements.

Reclassifications

        Certain amounts for the years ended December 31, 2001 and 2002 have been reclassified to conform to the current year presentation. The reclassifications had no effect on assets, liabilities, stockholders' equity or net income.

3. PUBLIC OFFERINGS

        On June 4, 2002, the Company closed its initial public offering, pursuant to which it sold 2,155 shares of its common stock, and a selling shareholder sold 845 shares of common stock at a price of $13.00 per share. The offering resulted in proceeds to the Company of approximately $24,880, net of $2,014 of issuance costs. As part of the offering, the Company granted the underwriter the right to purchase up to 450 additional shares within thirty days after the offering to cover over-allotments. On June 27, 2002, the underwriter purchased an additional 101 shares of stock for $1,260. At the closing of the offering, all issued and outstanding shares of the Company's redeemable convertible preferred stock were automatically converted into common stock on a 1:1 basis.

        As part of the initial public offering, the Company paid $439 of selling costs on behalf of the selling shareholder. This amount was recorded in other income (expense) in the statement of operations for the year ended December 31, 2002.

        In February 2003, the Company closed its follow-on public offering, pursuant to which it sold 1,725 shares of common stock, with proceeds to the Company of approximately $23,968, net of $613 of issuance costs. The number of shares issued includes 225 additional shares that the Company granted the underwriter the right to purchase to cover any over-allotments.

4. MARKETABLE SECURITIES

        The Company's marketable securities consist of funds deposited into capital management accounts managed by two financial institutions. The financial institutions invested these funds in municipal, government, and corporate bonds at December 31, 2002, as follows:

	Cost Basis	Unrealized Gains	Unrealized Losses	Estimated Market Value
U.S. government and government agency securities	$18,114	$72	$—	$18,186
Asset backed and agency securities	386	—	(2)	384
Corporate securities	979	—	(1)	978
Money market securities	442	2	—	444
Mortgage based securities	1,601	10	—	1,611

	$21,522	$84	$(3)	$21,603

        The financial institutions have invested these funds in municipal, government, and corporate bonds at December 31, 2003, as follows:

	Cost Basis	Unrealized Gains	Unrealized Losses	Estimated Market Value
U.S. government and government agency securities	$9,299	$1	$(7)	$9,293
Corporate securities	296	—	—	296
Money market securities	748	1	—	749
Mortgage based securities	1,169	—	(7)	1,162

	$11,512	$2	$(14)	$11,500

        All marketable securities mature between 2004 and 2006.

        The components of gains and losses on sales of marketable securities for the years ended December 31, 2001, 2002 and 2003 were:

	Year ended December 31,
	2001	2002	2003
Gross gains	$—	$—	$19
Gross losses	—	—	(4)

Net realized gain on sales of marketable securities	$—	$—	$15

5. INVENTORIES

        Inventories consist of the following:

	December 31,
	2002	2003
Product inventory	$14,965	$31,064
Less: allowance for obsolescence	(1,011)	(1,138)

	$13,954	$29,926

6. PREPAID EXPENSES AND OTHER ASSETS

        Prepaid expenses and other assets consist of the following:

	December 31,
	2002	2003
Inventory paid for in advance of receipt	$1,362	$2,946
Other prepaid expenses	971	1,637

	$2,333	$4,583

7. PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

	December 31,
	2002	2003
Computer hardware and software	$5,386	$9,249
Furniture and equipment	3,908	6,738
Leasehold improvements	12	146

	9,306	16,133
Less: accumulated depreciation	(4,361)	(6,650)

	$4,945	$9,483

        Depreciation of property and equipment totaled $1,712, $1,842, and $2,289 for the years ended December 31, 2001, 2002 and 2003, respectively.

        Property and equipment included assets under capital leases of $856 and $976 at December 31, 2002 and 2003, respectively and accumulated amortization related to assets under capital leases of $691 and $824, respectively.

8. OTHER LONG-TERM ASSETS

        Other long-term assets consist of the following:

	December 31,
	2002	2003
Domain names	$151	$323
Deposits	213	220

	364	543
Less: accumulated amortization	(80)	(116)

	$284	$427

        Amortization for other long-term assets totaled $23, $31 and $36 for the years ended December 31, 2001, 2002 and 2003, respectively.

9. ACCRUED LIABILITIES

        Accrued liabilities consist of the following:

	December 31,
	2002	2003
Inventory received but not invoiced	$2,734	$1,126
Reserve for returns	465	1,110
Accrued payroll and other related costs	673	850
Other accrued expenses	604	1,582
Accrued marketing expenses	1,233	2,674
Merchant processing accrual	444	1,313
Accrued freight	24	661
Deferred revenue	232	—

	$6,409	$9,316

10. BORROWINGS

        On May 22, 2002, the Company entered into a $1,000 revolving credit agreement (the "Revolving Credit Facility") with Wells Fargo Bank, N.A. The proceeds are to be used for issuing standby and commercial letters of credit for the purchase of inventory. The Revolving Credit Facility was increased to $2,000 on October 9, 2003. The Revolving Credit Facility expires on June 30, 2004. As of December 31, 2003, there were no borrowings under this agreement; however, the Company has issued letters of credit totaling $1,882 under this facility. Effective February 23, 2004, the Company increased this Revolving Credit Facility to $3,500.

Capital leases

        Future minimum lease payments under capital leases are as follows:

Year Ending December 31,

2004	$85
2005	42
2006	23
2007	20
2008	7
Thereafter	—

Total minimum lease payments	177
Less: amount representing interest	(16)

Present value of capital lease obligations	161
Less: current portion	(75)

Capital lease obligations, non-current	$86

11. COMMITMENTS AND CONTINGENCIES

        The Company leases 33 square feet of office space and 354 square feet for its warehouse facility in Salt Lake City, Utah. The Company also has lease obligations under non-cancelable operating leases for computer equipment. Minimum future payments under these leases are as follows:

Year Ending December 31,

2004	$1,575
2005	1,327
2006	781
2007	65
Thereafter	—

$3,748

        Rental expense for operating leases totaled $1,180, $1,639 and $1,955 for the years ended December 31, 2001, 2002 and 2003, respectively.

        The Company is involved in various legal matters arising in the normal course of business. In the opinion of management, the Company's liability, if any, arising from regulatory matters and legal proceedings related to these matters is not expected to have a material adverse impact on the Company's financial position, results of operations and cash flows. The outcomes of legal matters in which the Company is presently involved are not probable and reasonably estimable.

12. REDEEMABLE SECURITIES

        In March 2002, the Company sold approximately 959 shares of mandatorily redeemable convertible preferred stock ("preferred stock") for approximately $6,582, net of issuance costs. The preferred stock automatically converted to common stock on a 1:1 basis in connection with the initial public offering. As the fair value of the common stock to be received upon conversion was greater than the conversion price of the preferred stock at the date the preferred stock was issued, a beneficial conversion feature resulted in the amount of $6,607, which was calculated in accordance with Emerging Issues Task Force No. 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. This beneficial conversion feature was reflected as a deemed dividend in the statement of operations during the year ended December 31, 2002.

        Redeemable common stock relates to warrants and securities that are subject to rescission. Sales of 858 shares of the common stock and the issuance of 185 warrants to certain individuals did not fully comply with certain requirements under applicable State Blue Sky Laws. The offer and sale of these securities were not made pursuant to a registration statement and the Securities Act of 1933, nor were the offer and sale registered or qualified under any state security laws. Although the Company believed at the time that such offers, sales and conversion were exempt from such registration or qualification, they may not have been exempt in several states. As a result, purchasers of our common stock in some states have the right under federal or state securities laws to rescind their purchases for an amount equal to the purchase price paid for the shares, plus interest from the date of purchase until the rescission offer expires, at the annual rate mandated by the state in which such shares were purchased. These interest rates range from 8% to 10% per annum. The rescission rights lapse on various dates through September 2006.

        At December 31, 2002 and 2003, the Company has classified $4,363 and $2,978, respectively, related to the rescission rights outside of shareholders' equity, because the redemption features are not within the control of the Company. However, management does not anticipate that holders of the redeemable common stock will exercise their rescission rights. Interest attributable to these securities is recorded as a deemed dividend and reflected as a deduction from net loss to arrive at net loss attributable to common shares in the Statements of Operations.

13. STOCKHOLDERS' EQUITY

Reverse stock split

        On March 4, 2002, the Company's Board of Directors approved a proposal to amend the Company's certificate of incorporation to effect a reverse stock split. On April 15, 2002, the Company's Board of Directors approved a 1-for-28.34 reverse split. The authorized common shares have decreased from 450,000 to 100,000, effective May 20, 2002. All share amounts and per share data reflected in these consolidated financial statements are shown after giving retroactive effect to the 1-for-28.34 reverse stock split.

Reincorporation

        In May 2002, the Company reincorporated in Delaware. As a result of the reincorporation, the Company is authorized to issue 100,000 shares of $0.0001 par value common stock and 5,000 shares of

$0.0001 par value preferred stock. The Board of Directors may issue the undesignated preferred stock in one or more series and determine preferences, privileges and restrictions thereof.

Common Stock

        Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared or paid on the Company's common stock through December 31, 2003. In October 2001, the Company's Board of Directors authorized the purchase of 35 treasury shares from a former employee for $100.

Warrants

        In 2000, the Company issued warrants to certain shareholders in connection with the purchase of additional shares of common stock. At December 31, 2003, warrants to purchase 1,069 shares of common stock of the Company were outstanding, as follows:

Issuance Date	Exercise Price per Share	Warrants Outstanding	Expiration Date
May 1, 2000	$7.09	237	April 30, 2005
May 15, 2000	$7.09	258	May 14, 2005
June 22, 2000	$7.09	7	June 21, 2005
September 21, 2000	$4.26	567	September 20, 2005

        No warrants were exercised in 2001, 3 warrants were exercised in 2002 and 50 warrants were exercised in 2003.

        The Company has reserved sufficient shares of common stock to meet its stock option and warrant obligations. As stated in Note 12, 112 of these warrants are subject to rescission. At December 31, 2002 and 2003, related parties held 850 of the total warrants outstanding.

14. STOCK OPTION PLANS

        The Company's board of directors adopted the Amended and Restated 1999 Stock Option Plan and the 2002 Stock Option Plan (collectively, the "Plans"), in May 1999 and April 2002, respectively. Under these Plans, the Board of Directors may issue incentive stock options to employees and directors of the Company and non-qualified stock options to consultants of the Company. Options granted under these Plans generally expire at the end of five years and vest in accordance with a vesting schedule determined by the Company's Board of Directors, usually over four years from the grant date. As of the initial public offering, the Amended and Restated 1999 Stock Option Plan was terminated. Future shares will be granted under the 2002 Stock Option Plan. As of December 31, 2003, 328 shares are available for future grants under these Plans.

        The following is a summary of stock option activity:

	2001			2002			2003
	Shares	Weighted Average Exercise Price	Weighted Average Fair Value	Shares	Weighted Average Exercise Price	Weighted Average Fair Value	Shares	Weighted Average Exercise Price
Outstanding—beginning of year	415	$5.03		1,161	$4.68		1,415	$5.37
Granted at fair value	—	—		245	8.05		854	12.77
Granted at price below fair value	1,020	4.71	$5.97	543	5.07	$9.61	—	—
Exercised	(14)	5.06		(146)	4.22		(197)	4.69
Canceled/forfeited	(260)	4.82		(388)	5.15		(292)	9.12

Outstanding—end of year	1,161	4.68		1,415	5.37		1,780	8.39

Options exercisable at year-end	260	4.61		388	4.93		614	5.44

        The following table summarizes information about stock options as of December 31, 2003:

	Options Outstanding at December 31, 2003			Options Exercisable at December 31, 2003
Range of Exercise Prices	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Shares	Weighted Average Exercise Price
$2.00-$4.99	240	$3.95	2.7	125	$3.78
$5.00-$6.99	684	5.07	2.6	396	5.07
$7.00-$9.99	170	8.09	3.2	56	7.25
$10.00-$12.99	222	12.54	4.3	34	11.90
$13.00-$22.68	464	13.69	4.4	3	15.46

	1,780	8.39	3.3	614	5.44

        The weighted-average grant-date fair value of options granted during 2001, 2002 and 2003 was $5.97, $8.21 and $8.27 per share, respectively (see Note 2). The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	2001	2002	2003
Risk-free interest rate	5.17%	3.31%	2.63%
Expected life (in years)	4	3	3
Expected volatility	100%	100%	104%
Expected dividend yield	0%	0%	0%

Stock-based compensation

        In connection with certain stock option grants to employees during the years ended December 31, 2001 and 2002, the Company recognized approximately $2,534 and $3,481, respectively, of unearned stock-based compensation for the excess of deemed fair value of shares of common stock subject to such options over the exercise price of these options at the date of grant. In 2003, the company reversed $478 of unearned stock-based compensation due to forfeitures of unvested options. Such amounts are included as a component of stockholders' equity and are being amortized over the vesting period in accordance with FASB Interpretation Number 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plan. The Company recorded stock-based compensation expense of $727, $3,276 and $846 during the years ended December 31, 2001, 2002 and 2003, respectively.

        During the years ended December 31, 2001, 2002 and 2003, the Company granted 42, 177 and 18 options to consultants, respectively. The Company recorded unearned stock-based compensation of $384, $131 and $268 related to these grants, of which $176, $24 and $177 was recognized in operations in 2001, 2002 and 2003, respectively. The fair value for these options was measured at the grant date and is remeasured at the end of each quarter until vesting is complete. At December 31, 2002 and 2003, the fair value of these options was calculated using a Black-Scholes option pricing model using risk-free rates of 3.31% and 2.59% and an expected life of 3 years and 3 years, respectively, expected volatility of 100% and 105%, respectively, and a dividend yield of 0%.

15. EMPLOYEE STOCK PURCHASE PLAN

        Effective January 24, 2001, the Company adopted an Employee Stock Purchase Plan (the "ESPP") to provide certain employees, directors and consultants an opportunity to purchase shares of its common stock annually, up to 5% of eligible compensation. During a specified open period as determined the Board of Directors, participants can purchase shares of stock at a value determined by the Company's board of directors which approximates the deemed fair market value of the stock. As of the initial public offering, the ESPP was terminated. Future shares will be granted under the 2002 Stock Option Plan There were 14 and 6 shares issued under the ESPP during 2001 and 2002, respectively. The Company recognized approximately $63, $51 and $0 of stock-based compensation for the excess of the fair value of the shares of common stock over the purchase price during 2001, 2002 and 2003, respectively.

16. EMPLOYEE RETIREMENT PLAN

        The Company has a 401(k) defined contribution plan which permits participating employees to defer up to a maximum of 15% of their compensation, subject to limitations established by the Internal Revenue Code. Employees who have completed a half-year of service and are 21 years of age or older are qualified to participate in the plan. The Company matches 50% of the first 6% of each participant's contributions to the plan. Participant contributions are immediately vested. Company contributions vest based on the participant's years of service at 20% per year over five years. The Company's cash contribution totaled $68, $88 and $99 during 2001, 2002 and 2003, respectively.

17. INCOME TAXES

        The components of the Company's deferred tax assets and liabilities as of December 31, 2002 and 2003 are as follows:

	December 31,
	2002	2003
Deferred tax assets:
Net operating loss carryforwards	$19,771	$24,072
Accrued expenses	1,193	1,371
Reserves and other	768	1,208

	21,732	26,651
Deferred tax liabilities:
Depreciation	(163)	(986)
Valuation allowance	(21,569)	(25,665)

Net asset	$—	$—

        As a result of the Company's history of losses, a valuation allowance has been provided for the full amount of the Company's net deferred tax assets. Based on the weight of available evidence, it is more likely than not that such benefits will not be realized.

        At December 31, 2002 and 2003, the Company had net operating loss carryforwards of approximately $36,869 and $48,018, respectively, which may be used to offset future taxable income. An additional $14,386 of net operating losses are limited under Internal Revenue Code Section 382 to $799 a year. These carryforwards begin to expire in 2019.

        The income tax benefit differs from the amount computed by applying the U.S. federal income tax rate of 35% to loss before income taxes for the following reasons:

	Year ended December 31,
	2001	2002	2003
U.S. federal income tax benefit at statutory rate	$4,832	$1,596	$4,166
State income tax benefit, net of federal expense	338	38	385
Nondeductible goodwill amortization	(1,070)	—	—
Stock compensation expense	(119)	(1,216)	(384)
Other	(336)	(611)	(71)
Unrecognized benefit due to valuation allowance	(3,645)	193	(4,096)

Income tax benefit	$—	$—	$—

18. RELATED PARTY TRANSACTIONS

        In July 2001, the Company's Chief Executive Officer, who is also a significant shareholder in the Company, agreed to personally guarantee the Company's merchant account with a bank. The bank agreed to accept this personal guarantee in lieu of a demand deposit of $1,000 with the bank. In exchange for his personal guarantee, the Company compensated the Chief Executive Officer with options to purchase 35 shares of the Company's common stock at an exercise price of $5.07 per share.

These options vested over a three-year period based on the renewal of the guarantee. The Company recognized $151 and $39 of expense in 2001 and 2002, respectively, related to this arrangement. In 2003, the bank no longer required the guarantee. As a result, the Company cancelled the associated unvested options and reversed $52 of expense which it had previously recorded.

        As indicated in Note 12, the Company sold shares of mandatorily redeemable convertible preferred stock in March 2002, for which a deemed dividend was recorded as a result of the beneficial conversion feature. The total deemed dividend recorded for the year ended December 31, 2002 was $6,607, of which $1,000 is attributable to preferred shares purchased by Haverford Internet, $1,200 is attributable to preferred shares purchased by members of the board of directors, and $1,500 is attributable to preferred shares purchased by family members of management.

        On occasion, Haverford-Valley, L.C. (an entity owned by the Company's president) and certain affiliated entities make travel arrangements for our executives and pay the travel related expenses incurred by our executives on Company business. In 2001, 2002, and 2003 we reimbursed Haverford-Valley L.C. $251, $273, and $236, respectively, for these expenses.

19. LEASE TERMINATION SETTLEMENT

        In February 2002, the Company relocated its corporate headquarters. At the time the Company relocated, it had 23 months remaining under the facilities lease for the former headquarters location. In March 2002, the Company settled its remaining obligation under the lease by paying the former landlord $340 and relinquishing the right to sublease the facilities. The settlement payment is recorded in the statement of operations for the year ended December 31, 2002 under general and administrative expenses.

20. BUSINESS SEGMENTS

        Segment information has been prepared in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Segments were determined based on products and services provided by each segment. Accounting policies of the segments are the same as those described in Note 2. There were no intersegment sales or transfers during 2001, 2002 or 2003. The Company evaluates the performance of its segments and allocates resources to them based primarily on gross profit. The table below summarizes information about reportable segments.

	Direct	Fulfillment partner	Consolidated
2001
Revenue	$36,038	$3,965	$40,003
Cost of goods sold	33,497	1,143	34,640

Gross profit (loss)	$2,541	$2,822	5,363

Operating expenses			(18,930)
Other income, net			(239)

Net loss			$(13,806)

2002
Revenue	$79,405	$12,379	$91,784
Cost of goods sold	70,686	2,755	73,441

Gross profit (loss)	$8,719	$9,624	18,343

Operating expenses			(22,397)
Other income, net			(506)

Net loss			$(4,560)

2003
Revenue	$138,134	$100,811	$238,945
Cost of goods sold	124,302	89,190	213,492

Gross profit	$13,832	$11,621	25,453

Operating expenses			(37,840)
Other income, net			500

Net loss			$(11,887)

        The direct segment includes revenues, direct costs, and allocations associated with sales fulfilled from our warehouse, including the sales from our warehouse store that closed in January 2004. Costs for this segment include product costs, inbound freight, warehousing, and fulfillment costs, credit card fees and customer service costs.

        Effective in January 2004, the Company closed its warehouse store. As a result, the Company condensed its operating segments into two business units: Direct and Fulfillment Partner. Corresponding items for segments in periods prior to January 1, 2004 have been reclassified to conform to the Company's new segments.

        The fulfillment partner segment includes revenues, direct costs and cost allocations associated with the Company's third party fulfillment partner sales and are earned from selling the merchandise of third parties over the Company's Websites. Prior to July 1, 2003, this was reported as the "commission revenue" segment, as only the commission portion of the sales transactions were recorded as revenue (i.e., recorded "net"). The costs for the previous commission segment only included credit card fees and customer service costs. From July 1, 2003 forward, due to a change in the company's business practices, including the partner sales return process, these sales transactions are now recorded gross. As a result, this segment's name has been changed to the "fulfillment partner" segment, and the costs for this segment include product costs, warehousing and fulfillment costs, credit card fees and customer service costs.

        Assets have not been allocated between the segments for management purposes, and as such, they are not presented here.

        In 2001, 2002 and 2003, virtually all sales were made to customers in the United States of America. No individual geographical area accounted for more than 10% of net sales in any of the periods presented. At December 31, 2002 and 2003, all of the Company's fixed assets were located in the United States of America.

21. QUARTERLY RESULTS OF OPERATIONS (unaudited)

        The following tables set forth our unaudited quarterly results of operations data for the eight most recent quarters for the period ended December 31, 2003. We have prepared this information on the same basis as the Consolidated Statements of Operations and the information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the quarters presented.

	Three Months Ended
	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003
	(unaudited)
Consolidated Statement of Operations Data:
Revenue:
Direct revenue	$10,408	$12,150	$20,951	$35,896	$25,198	$25,402	$29,284	$58,250
Fulfillment partner revenue	1,659	2,230	2,857	5,633	3,966	3,431	28,504	64,910

Total revenue	12,067	14,380	23,808	41,529	29,164	28,833	57,788	123,160

Cost of goods sold:
Direct	9,558	11,315	18,638	31,175	23,484	23,014	26,674	51,130
Fulfillment partner	432	516	600	1,207	1,055	1,016	26,863	60,256

Total cost of goods sold	9,990	11,831	19,238	32,382	24,539	24,030	53,537	111,386

Gross profit	2,077	2,549	4,570	9,147	4,625	4,803	4,251	11,774

Operating expenses:
Sales and marketing expenses	1,219	1,313	2,083	4,054	3,848	2,572	3,855	9,898
General and administrative expenses	2,802	2,195	2,372	3,456	4,545	3,367	4,059	4,940
Amortization of stock-based compensation	846	806	674	577	328	112	171	145

Total operating expenses	4,867	4,314	5,129	8,087	8,721	6,051	8,085	14,983

Operating income (loss)	(2,790)	(1,765)	(559)	1,060	(4,096)	(1,248)	(3,834)	(3,209)
Interest income	22	49	229	103	152	142	98	69
Interest expense	(240)	(208)	(7)	(10)	(7)	(55)	(8)	(6)
Other income (expense), net	1	(442)	63	(66)	10	25	79	1

Net income (loss)	(3,007)	(2,366)	(274)	1,087	(3,941)	(1,136)	(3,665)	(3,145)
Deemed dividend related to redeemable common stock	(111)	(106)	(97)	(92)	(77)	(78)	(58)	(49)
Deemed dividend related to beneficial conversion feature of preferred stock	(6,607)	—	—	—	—	—	—	—

Net income (loss) attributable to common shares	$(9,725)	$(2,472)	$(371)	$995	$(4,018)	$(1,214)	$(3,723)	$(3,194)

Net income (loss) per common share
—basic	$(0.87)	$(0.20)	$(0.03)	$0.07	$(0.26)	$(0.07)	$(0.23)	$(0.19)
—diluted	$(0.87)	$(0.20)	$(0.03)	$0.06	$(0.26)	$(0.07)	$(0.23)	$(0.19)
Weighted average common shares outstanding
—basic	11,171	12,280	14,447	14,486	15,486	16,384	16,419	16,473
—diluted	11,171	12,280	14,447	15,696	15,486	16,384	16,419	16,473

Schedule II

Valuation and Qualifying Accounts

(dollars in thousands)

	Balance at Beginning of Year	Charged to Expense	Deductions	Balance at End of Year
Year ended December 31, 2001
Deferred tax valuation allowance	$18,117	$3,645	$—	$21,762
Reserve for sales returns	350	6,121	5,975	496
Allowance for inventory obsolescence	1,750	1,135	1,942	943
Year ended December 31, 2002
Deferred tax valuation allowance	$21,762	$—	$193	$21,569
Reserve for sales returns	496	3,994	4,025	465
Allowance for inventory obsolescence	943	164	96	1,011
Allowance for doubtful accounts	—	145	—	145
Year ended December 31, 2003
Deferred tax valuation allowance	$21,569	$4,096	$—	$25,665
Reserve for sales returns	465	11,463	10,818	1,110
Allowance for inventory obsolescence	1,011	1,763	1,636	1,138
Allowance for doubtful accounts	145	529	24	650

PROSPECTUS

2,500,000 shares

        By this prospectus, we may offer shares of our common stock from time to time. We will provide specific terms in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our common stock.

        Our common stock is traded on the Nasdaq National Market under the symbol "OSTK." On February 25, 2004, the last reported sale price for the common stock on the Nasdaq National Market was $28.11 per share.

        The common stock may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. We reserve the sole right to accept, and together with our dealers or agents, from time to time, to reject in whole or in part any proposed purchase of the common stock to be made directly or through dealers or agents. See "Plan of Distribution" beginning on page 20 of this prospectus. If any agents, underwriters or dealers are involved in the sale of any common stock, we will disclose their names and any applicable fees, commissions or discounts in a prospectus supplement. Each prospectus supplement will provide the terms of the plan of distribution relating to the common stock covered by that prospectus supplement.

        This prospectus may not be used to offer and sell common stock unless accompanied by a prospectus supplement.

        You are urged to carefully read the "Risk Factors" section beginning on page 6 of this prospectus, which describes the specific risks and certain other information associated with an investment in our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 8, 2004

ABOUT THIS PROSPECTUS

        This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration or continuous offering process. Under this shelf process, we may, from time to time, sell any or all of the securities described in this prospectus in one or more offerings up to a total of 2,500,000 shares.

        Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the offering. That prospectus supplement may include a discussion of any additional risk factors or other special considerations that apply to that offering of securities. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement.

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. The registration statement and other reports can be read at the SEC Web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

        You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters, dealers or agents, have authorized anyone to provide you with different information.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "Overstock", "the Company", "we", "us", "our", or similar references mean Overstock.com, Inc.

        Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement.

        Overstock.com, Overstockb2b.com, Worldstock.com and The Big O are trademarks of Overstock.com, Inc. The Overstock.com logo and Worldstock.com logo are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names referred to in this prospectus are property of their respective owners.

SUMMARY

The Offering

Securities offered by Overstock.com, Inc.:	Up to 2,500,000 shares of common stock in one or more offerings. A prospectus supplement, which we will provide each time we offer common stock, will describe the specific amounts, prices and terms of the common stock.

We may sell the common stock to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of common stock. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of common stock described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.
Use of proceeds:
Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of common stock offered by this prospectus will be used for general corporate purposes and working capital requirements, including sales and marketing activities and inventory purchases. Pending their ultimate use, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.
Risk factors:	See "Risk Factors" for a discussion of the factors you should carefully consider before deciding to invest in shares of our common stock.

Overview of the Company

        The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth under "Forward-Looking Statements." Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus.

        We are an online "closeout" retailer offering discount, brand-name merchandise for sale primarily over the Internet. Our merchandise offerings include bed-and-bath goods, kitchenware, watches, jewelry, electronics, sporting goods and designer accessories. We also sell books, magazines, CDs, DVDs, video cassettes and video games ("BMV"). We offer our customers an opportunity to shop for bargains conveniently, while offering our suppliers an alternative inventory liquidation distribution channel. We typically offer approximately 12,000 non-BMV products and approximately 500,000 BMV products in up to twelve departments on our Websites, www.overstock.com, www.overstockb2b.com and www.worldstock.com. We also offer travel services, including airline tickets, hotel reservations and car rentals. We continually add new, limited inventory products to our Websites in order to create an atmosphere that encourages customers to visit frequently and purchase products before our inventory sells out.

        Closeout merchandise is typically available in inconsistent quantities and prices and often is only available to consumers after it has been purchased and resold by disparate liquidation wholesalers. We utilize the Internet to create a more efficient market for liquidation merchandise. We provide consumers and businesses with quick and convenient access to high-quality, brand-name merchandise at discount prices. We believe we are unlike other online liquidators because we focus on multiple product lines, offer a single price (as opposed to an auction format), and serve both businesses and consumers.

        We have a "direct" business, in which we buy and take possession of inventory for resale. We also have our "fulfillment partner" business, in which we sell merchandise of other retailers, cataloguers or manufacturers ("fulfillment partners") through our Websites. We currently have fulfillment partner relationships with approximately 250 third parties which post over 6,000 non-BMV products on our Websites. For both our direct and our fulfillment partner businesses we have a consumer and a business-to-business ("B2B") sales channel.

        Our objective is to utilize the Internet to become the dominant closeout solution for holders of brand-name merchandise, allowing them to dispose of that merchandise discreetly and with high recovery values. Our supplier relationships provide us with recognized, brand-name products. Our manufacturer and supplier relationships are based on historical experience with manufacturers and liquidation wholesalers and do not obligate or entitle us to receive merchandise on a long-term or short-term basis. Currently, our products are organized into eight different product departments on our consumer Website:

Apparel, Shoes & Accessories Books, Movies, CDs & Games Electronics & Computers Home & Garden	Jewelry, Gifts & Watches Sporting Goods & Events Travel Worldstock

        Each of these departments has multiple categories that more specifically describe the products offered within that department.

        The number of products we offer has grown from less than 100 in 1999, to more than 12,000 non-BMV products and approximately 500,000 BMV products (books, magazines, CDs, DVDs, video cassettes and video games) as of December 31, 2003.

        During 2003, we fulfilled approximately 41% of all orders through our leased Salt Lake City, Utah warehouse where we store approximately 6,000 non-BMV products offered on our Websites. Our warehouse generally ships between 4,000 and 5,000 orders per day, and up to approximately 10,000 orders per day during peak periods, using two overlapping daily shifts. The balance of our orders during 2003 were for inventory owned and shipped by approximately 250 third party fulfillment partners. From a customer's point of view, shipping from our warehouse or from one of these third parties is indistinguishable.

        We are committed to superior customer service. We staff our customer service department with dedicated professionals who respond to phone and email inquiries on products, ordering, shipping status, and returns. Our customer service staff processes approximately 20,000 to 25,000 calls per week, and processes approximately 20,000 to 40,000 email messages each week, with less than a 24-hour turnaround time. As of December 31, 2003, we had 326 full-time employees.

        Our principal executive offices are located at 6322 South 3000 East, Suite 100, Salt Lake City, Utah 84121 and our telephone number is (801) 947-3100. We were formed in 1997, and completed our initial public offering in June 2002. Our Website addresses are www.overstock.com, www.overstockb2b.com, and www.worldstock.com. The information contained on our Websites is not part of this prospectus.

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business. The occurrence of any of the following risks could harm our business. The trading price of our common stock could decline due to any of these risks and uncertainties, and you may lose part or all of your investment.

Risks Relating to Overstock

Because we have a limited operating history, it is difficult to evaluate our business and future operating results.

        We were originally organized in May 1997 and began posting a list of our merchandise on our Website in August 1998. In March 1999, we launched the first version of our Website through which customers could purchase products. Our limited operating history makes it difficult to evaluate our business and future operating results.

We have a history of significant losses. If we do not achieve profitability, our financial condition and our stock price could suffer.

        We have a history of losses and we may continue to incur operating and net losses for the foreseeable future. We incurred net losses attributable to common shares of $11.6 million and $12.1 million for the years ended December 31, 2002 and 2003, respectively. As of December 31, 2002, and 2003, our accumulated deficit was $55.7 million and $67.8 million, respectively. We will need to generate significant revenues to achieve profitability, and we may not be able to do so. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, our financial results would be harmed.

        We will continue to incur significant operating expenses and capital expenditures as we:

  •
  enhance our distribution and order fulfillment capabilities;

  •
  further improve our order processing systems and capabilities;

  •
  develop enhanced technologies and features;

  •
  expand our customer service capabilities to better serve our customers' needs;

  •
  expand our product offerings;

  •
  rent additional warehouse and office space;

  •
  increase our general and administrative functions to support our operations; and

  •
  increase our sales, branding and marketing activities, including maintaining existing or entering into new online marketing arrangements, and continuing or increasing our national television and radio branding campaign.

        Because we will incur many of these expenses before we receive any revenues from our efforts, our losses may be greater than the losses we would incur if we developed our business more slowly. Further, we base our expenses in large part on our operating plans and future revenue projections. Many of our expenses are fixed in the short term, and we may not be able to quickly reduce spending if our revenues are lower than we project. Therefore, any significant shortfall in revenues would likely harm our business, operating results and financial condition. In addition, we may find that these efforts are more expensive than we currently anticipate, which would further increase our losses. Also, the timing of these expenses may contribute to fluctuations in our quarterly operating results.

Our quarterly operating results are volatile and may adversely affect our stock price.

        Our future revenues and operating results are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside our control, and any of which could harm our business. As a result, we believe that quarterly comparisons of our operating results are not necessarily meaningful and that you should not rely on the results of one quarter as an indication of our future performance. In addition to the other risk factors described in this report, additional factors that have caused and/or could cause our quarterly operating results to fluctuate include:

  •
  increases in the cost of advertising;

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  our inability to retain existing customers or encourage repeat purchases;

  •
  difficulties developing our B2B operations;

  •
  the extent to which our existing and future marketing agreements are successful;

  •
  price competition that results in lower profit margins or losses;

  •
  the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and infrastructure;

  •
  the amount and timing of our purchases of inventory;

  •
  our inability to manage distribution operations or provide adequate levels of customer service;

  •
  our ability to successfully integrate operations and technologies from acquisitions or other business combinations;

  •
  entering into new lines of products; and

  •
  our inability to replace the loss of a significant customer.

If we fail to accurately forecast our expenses and revenues, our business, operating results and financial condition may suffer and the price of our stock may decline.

        Our limited operating history and the rapidly evolving nature of our industry make forecasting operating results difficult. We may not be able to quickly reduce spending if our revenues are lower than we project. Therefore, any significant shortfall in revenues would likely harm our business, operating results and financial condition and cause our results of operation to fall below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline.

We have grown quickly and if we fail to manage our growth, our business will suffer.

        We have rapidly and significantly expanded our operations, and anticipate that further significant expansion will be required to address potential growth in our customer base and market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. Some of our officers have no prior senior management experience at public companies. Our new employees include a number of key managerial, technical and operations personnel who have not yet been fully integrated into our operations, and we expect to add additional key personnel in the near future. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage our already growing employee base. If we are unable to manage growth effectively, our business, prospects, financial condition and results of operations will be harmed.

In order to obtain future revenue growth and achieve and sustain profitability we will have to attract customers on cost-effective terms.

        Our success depends on our ability to attract customers on cost-effective terms. We have relationships with online services, search engines, directories and other Websites and e-commerce businesses to provide content, advertising banners and other links that direct customers to our Websites. We rely on these relationships as significant sources of traffic to our Websites and to generate new customers. If we are unable to develop or maintain these relationships on acceptable terms, our ability to attract new customers and our financial condition could be harmed. In addition, certain of our online marketing agreements may require us to pay upfront fees and make other payments prior to the realization of the sales, if any, associated with those payments. Accordingly, if these agreements or similar agreements that we may enter into in the future fail to produce the sales that we anticipate, our results of operations will be adversely affected. We cannot assure you that we will be able to increase our revenues, if at all, in a cost-effective manner. We have also begun national television and radio branding and advertising campaigns. Such campaigns are expensive and may not result in the cost effective acquisition of customers.

        Further, many of the parties with which we may have online-advertising arrangements could provide advertising services for other online or traditional retailers and merchandise liquidators. As a result, these parties may be reluctant to enter into or maintain relationships with us. Failure to achieve sufficient traffic or generate sufficient revenue from purchases originating from third parties may result in termination of these relationships by these third parties. Without these relationships, our revenues, business, prospects, financial condition and results of operations could suffer.

The loss of key personnel or any inability to attract and retain additional personnel could affect our ability to successfully grow our business.

        Our performance is substantially dependent on the continued services and on the performance of our senior management and other key personnel, particularly Patrick M. Byrne, our President and Chairman of the Board. Our performance also depends on our ability to retain and motivate other officers and key employees. The loss of the services of any of our executive officers or other key employees for any unforeseen reason, including without limitation, illness or call to military service, could harm our business, prospects, financial condition and results of operations. We do not have employment agreements with any of our key personnel and we do not maintain "key person" life insurance policies. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly-skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and we cannot assure you that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. During 2003 individuals serving as our president and chief financial officer, our chief operating officer and our chief technology officer each stepped down from those positions for unrelated reasons. Each of these three individuals remained an employee of the Company, and each continues to serve the Company at present. Our failure to retain and attract the necessary technical, managerial, editorial, merchandising, marketing and customer service personnel could harm our revenues, business, prospects, financial condition and results of operations.

Our operating results may fluctuate depending on the season, and such fluctuations may affect our stock price.

        We have experienced and expect to continue to experience fluctuations in our operating results because of seasonal fluctuations in traditional retail patterns. Sales in the retail and wholesale industry tend to be significantly higher in the fourth calendar quarter of each year than in the preceding three quarters due primarily to increased shopping activity during the holiday season. However, there can be no assurance that our sales in the fourth quarter will exceed those of the preceding quarters or, if the fourth quarter sales do exceed those of the preceding quarters, that we will be able to manage the increased sales effectively. Further, we may increase our inventories substantially in anticipation of holiday season shopping activity, which may have a negative effect on our cash flow. Securities analysts and investors may inaccurately estimate the effects of seasonality on our results of operations in one or more future quarters and, consequently, our operating results may fall below expectations, causing our stock price to decline.

We depend on our relationships with third party fulfillment partners for a large portion of the products that we offer for sale on our Websites. If we fail to maintain these relationships, our business will suffer.

        During 2003, we had fulfillment partner relationships with approximately 250 third parties whose products we offer for sale on our Websites. At December 31, 2003, these products accounted for approximately 53% of the non-BMV products available on our Websites. We do not have any long-term agreements with any of these third parties. Our agreements with third parties are terminable at will by either party immediately upon notice. In general, we agree to offer the third parties' products on our Websites and these third parties agree to provide us with information about their products, honor our customer service policies and ship the products directly to the customer. If we do not maintain our existing or build new relationships with third parties on acceptable commercial terms, we may not be able to offer a broad selection of merchandise, and customers may refuse to shop at our Websites. In addition, manufacturers may decide not to offer particular products for sale on the Internet. If we are unable to maintain our existing or build new fulfillment partner relationships or if other product manufacturers refuse to allow their products to be sold via the Internet, our business would suffer severely.

We are partially dependent on third parties to fulfill a number of our fulfillment, distribution and other retail functions. If such parties are unwilling or unable to continue providing these services, our business could be seriously harmed.

        In our fulfillment partner business, although we now handle returned merchandise, we continue to rely on third parties to conduct a number of other traditional retail operations with respect to their respective products that we offer for sale on our Websites, including maintaining inventory, preparing merchandise for shipment to individual customers and timely distribution of purchased merchandise. We have no effective means to ensure that these third parties will continue to perform these services to our satisfaction or on commercially reasonable terms. In addition, because we do not take possession of these third parties' products, we are unable to fulfill these traditional retail operations ourselves. Our customers could become dissatisfied and cancel their orders or decline to make future purchases if these third parties are unable to deliver products on a timely basis. If our customers become dissatisfied with the services provided by these third parties, our reputation and the Overstock brand could suffer.

We rely on our relationships with manufacturers, retailers and other suppliers to obtain sufficient quantities of quality merchandise on acceptable terms. If we fail to maintain our supplier relationships on acceptable terms, our sales and profitability could suffer.

        To date, we have not entered into contracts with manufacturers or liquidation wholesalers that guarantee the availability of merchandise for a set duration. Our contracts or arrangements with suppliers do not provide for the continuation of particular pricing practices and may be terminated by either party at any time. Our current suppliers may not continue to sell their excess inventory to us on current terms or at all, and we may not be able to establish new supply relationships. For example, it is difficult for us to maintain high levels of product quality and selection because none of the manufacturers, suppliers and liquidation wholesalers from whom we purchase products on a purchase order by purchase order basis have a continuing obligation to provide us with merchandise at historical levels or at all. In most cases, our relationships with our suppliers do not restrict the suppliers from selling their respective excess inventory to other traditional or online merchandise liquidators, which could in turn limit the selection of products available on our Websites. If we are unable to develop and maintain relationships with suppliers that will allow us to obtain sufficient quantities of merchandise on acceptable commercial terms, such inability could harm our business, results of operation and financial condition.

Our business may be harmed by the listing or sale of pirated, counterfeit or illegal items by third parties, and by intellectual property litigation.

        We have received in the past, and we anticipate we will receive in the future, communications alleging that certain items listed or sold through our Websites infringe third-party copyrights, trademarks and trade names or other intellectual property rights or that we have otherwise infringed third parties' past, current or future intellectual property rights. For example, in October 2003, Tiffany (NJ) Inc. and Tiffany and Company filed a complaint against us in the United States District Court for the Southern District of New York alleging that we have distributed counterfeit and otherwise unauthorized Tiffany product in violation of federal copyright and trademark law and related state laws. The complaint seeks statutory and other damages in an unspecified amount and injunctive relief. Although we have filed an answer and believe we have defenses to the allegations and intend to pursue them vigorously, the Tiffany lawsuit is in the early stages of discovery, and we do not have sufficient information to assess the validity of the claims or the amount of potential damages.

        We may be unable to prevent third parties from listing unlawful goods, and we may be subject to allegations of civil or criminal liability for unlawful activities carried out by third parties through our Websites. In the future, we may implement measures to protect against these potential liabilities that could require us to spend substantial resources and/or to reduce revenues by discontinuing certain service offerings. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods could harm our revenues, business, prospects, financial condition and results of operations.

        Resolving litigation or claims regarding patents or other intellectual property, whether meritorious or not, could be costly, time-consuming, cause service delays, divert our management and key personnel from our business operations, require expensive or unwanted changes in our methods of doing business or require us to enter into costly royalty or licensing agreements, if available. As a result, these claims could harm our business.

Our business may be harmed by fraudulent activities on our Websites.

        We have received in the past, and anticipate that we will receive in the future, communications from customers who did not receive goods that they purchased. We also periodically receive complaints from our customers as to the quality of the goods purchased and services rendered. Negative publicity generated as a result of fraudulent or deceptive conduct by third parties could damage our reputation, harm our business and diminish the value of our brand name. We expect to continue to receive from customers requests for reimbursement or threats of legal action against us if no reimbursement is made.

We depend upon third-party delivery services to deliver our products to our customers on a timely and consistent basis. A deterioration in our relationship with any one of these third parties could decrease our ability to track shipments, cause shipment delays, and increase our shipping costs and the number of damaged products.

        We rely upon multiple third parties for the shipment of our products. Because we do not have a written long-term agreement with any of these third parties, we cannot be sure that these relationships will continue on terms favorable to us, if at all. Unexpected increases in shipping costs or delivery times, particularly during the holiday season, could harm our business, prospects, financial condition and results of operations. If our relationships with these third parties are terminated or impaired or if these third parties are unable to deliver products for us, whether through labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. We may be unable to engage alternative carriers on a timely basis or upon terms favorable to us. Changing carriers would likely have a negative effect on our business, prospects, operating results and financial condition. Potential adverse consequences include:

  •
  reduced visibility of order status and package tracking;

  •
  delays in order processing and product delivery;

  •
  increased cost of delivery, resulting in reduced gross margins; and

  •
  reduced shipment quality, which may result in damaged products and customer dissatisfaction.

Our operating results depend on our Websites, network infrastructure and transaction-processing systems. Capacity constraints or system failures would harm our business, prospects, results of operations and financial condition.

        Any system interruptions that result in the unavailability of our Websites or reduced performance of our transaction systems would reduce our transaction volume and the attractiveness of the services that we provide to suppliers and third parties and would harm our business, operating results and financial condition.

        We use internally developed systems for our Websites and certain aspects of transaction processing, including customer profiling and order verifications. We have experienced periodic systems interruptions due to server failure, which we believe will continue to occur from time to time. If the volume of traffic on our Websites or the number of purchases made by customers substantially increases, we will need to further expand and upgrade our technology, transaction processing systems and network infrastructure. We have experienced and expect to continue to experience temporary capacity constraints due to sharply increased traffic during sales or other promotions and during the holiday shopping season. Capacity constraints can cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and delays in reporting accurate financial information.

        Our transaction processing systems and network infrastructure may be unable to accommodate increases in traffic in the future. We may be unable to project accurately the rate or timing of traffic increases or successfully upgrade our systems and infrastructure to accommodate future traffic levels on our Websites. In addition, we may be unable to upgrade and expand our transaction processing systems in an effective and timely manner or to integrate any newly developed or purchased functionality with our existing systems. Any inability to do so may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information.

We may be unable to manage expansion into new business areas which could harm our business operations and reputation.

        Our long-term strategic plan involves expansion of our operations in the B2B merchandise liquidation market, entering into agreements to provide products and services to retail chains and other businesses, and possible expansion into additional markets. We cannot assure you that our efforts to expand our business in this manner will succeed or that we will be successful in managing agreements to provide products and services to retail chains and other businesses. To date, we have expended significant financial and management resources developing our B2B operations. Our failure to succeed in this market or other markets may harm our business, prospects, financial condition and results of operation. The exclusivity provisions of our Safeway agreement prevent us from providing similar products to stores having greater than 400 stores in the drug, mass merchandising, grocery, club or warehouse store categories, which may adversely affect our ability to grow and expand our B2B business. The Safeway agreement expires on February 26, 2004, and we do not intend to renew it. We may choose to expand our operations by developing new Websites, promoting new or complementary products or sales formats, such as our recent addition of travel product offerings, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of new or complementary businesses or technologies, although we have no present understandings, commitments or agreements with respect to any material acquisitions or investments. We cannot assure you that we would be able to expand our efforts and operations in a cost-effective or timely manner or that any such efforts would increase overall market acceptance. Furthermore, any new business or Website we launch that is not favorably received by consumers could damage our reputation or the Overstock brand. We may expand the number of categories of products we carry on our Websites, and these and any other expansions of our operations would also require significant additional expenses and development and would strain our management, financial and operational resources. The lack of market acceptance of such efforts or our inability to generate satisfactory revenues from such expanded services or products to offset their cost could harm our business, prospects, financial condition and results of operations.

We may not be able to compete successfully against existing or future competitors.

        The online liquidation services market is new, rapidly evolving and intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new Websites at a relatively low cost. Our consumer Website currently competes with:

  •
  other online liquidation e-tailers, such as SmartBargains;

  •
  traditional retailers and liquidators, such as Ross Stores, Inc., Walmart Stores, Inc. and TJX Companies, Inc.; and

  •
  online retailers and marketplaces such as Amazon.com, Inc., Buy.com, Inc. and eBay, Inc., which have discount departments.

        Our B2B Website competes with liquidation "brokers" and retailers and online marketplaces such as eBay, Inc.

        We expect the online liquidation services market to become even more competitive as traditional liquidators and online retailers continue to develop services that compete with our services. In addition, manufacturers and retailers may decide to create their own Websites to sell their own excess inventory and the excess inventory of third parties. Competitive pressures created by any one of our competitors, or by our competitors collectively, could harm our business, prospects, financial condition and results of operations.

        Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could harm our business, prospects, financial condition and results of operations. For example, to the extent that we enter new lines of businesses such as third-party logistics, online auction services or discount brick and mortar retail, we would be competing with large established businesses such as APL Logistics, Ltd., eBay, Inc., Ross Stores, Inc. and TJX Companies, Inc., respectively.

        Many of our current and potential competitors described above have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, online retailers and liquidation e-tailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies. Some of our competitors may be able to secure merchandise from manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Website and systems development than we do. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We cannot assure you that we will be able to compete successfully against current and future competitors.

A significant number of merchandise returns could harm our business, financial condition and results of operations.

        We allow our customers to return products and, beginning July 1, 2003, we started accepting returns of products sold through our fulfillment partners. Our ability to handle a large volume of returns is unproven. In addition, any policies intended to reduce the number of product returns may result in customer dissatisfaction and fewer return customers. If merchandise returns are significant, our business, financial condition and results of operations could be harmed.

If the products that we offer on our Websites do not reflect our customers' tastes and preferences, our sales and profit margins would decrease.

        Our success depends in part on our ability to offer products that reflect consumers' tastes and preferences. Consumers' tastes are subject to frequent, significant and sometimes unpredictable changes. Because the products that we sell typically consist of manufacturers' and retailers' excess inventory, we have limited control over the specific products that we are able to offer for sale. If our merchandise fails to satisfy customers' tastes or respond to changes in customer preferences, our sales could suffer and we could be required to mark down unsold inventory which would depress our profit margins. In addition, any failure to offer products in line with customers' preferences could allow our competitors to gain market share. This could have an adverse effect on our business, results of operations and financial condition.

If the single facility where substantially all of our computer and communications hardware is located fails, our business, results of operations and financial condition will be harmed.

        Our success, and, in particular, our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Substantially all of our computer and communications hardware is located at a single leased facility in Salt Lake City, Utah. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, break-ins, earthquake and similar events. We do not presently have redundant systems in multiple locations or a formal disaster recovery plan and our business interruption insurance may be insufficient to compensate us for losses that may occur. Despite the implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of critical data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks could harm our business, prospects, financial condition and results of operations.

We may be unable to protect our proprietary technology or keep up with that of our competitors.

        Our success depends to a significant degree upon the protection of our software and other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary information, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, our competitors could, without violating our proprietary rights, develop technologies that are as good as or better than our technology.

        Our failure to protect our software and other proprietary intellectual property rights or to develop technologies that are as good as our competitors' could put us at a disadvantage to our competitors. In addition, the failure of the third parties whose products we offer for sale on our Websites to protect their intellectual property rights, including their domain names, could impair our operations. These failures could harm our business, results of operations and financial condition.

If we do not respond to rapid technological changes, our services could become obsolete and we could lose customers.

        To remain competitive, we must continue to enhance and improve the functionality and features of our e-commerce businesses. We may face material delays in introducing new services, products and enhancements. If this happens, our customers may forgo the use of our Websites and use those of our competitors. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing Websites and our proprietary technology and systems may become obsolete. Our failure to respond to technological change or to adequately maintain, upgrade and develop our computer network and the systems used to process customers' orders and payments could harm our business, prospects, financial condition and results of operations.

Issuances of our securities are subject to federal and state securities laws, and certain holders of common stock issued by us may be entitled to rescind their purchases.

        Issuances of securities are subject to federal and state securities laws. From November 1999 through September 2000, we offered and sold common stock to investors in various states. Certain of those offerings may not have complied with various requirements of applicable state securities laws. In such situations a number of remedies may be available to regulatory authorities and the investors who purchased common stock in those offerings, including, without limitation, a right of rescission, civil penalties, seizure of our assets, a restraining order or injunction, and a court order to pay restitution and costs. As a result, certain investors in our common stock may be entitled to return their shares to Overstock and receive from us the full price they paid, plus interest, which we estimate to be an aggregate amount of approximately $3.0 million at December 31, 2003.

We face risks relating to our inventory.

        We directly purchase some of the merchandise that we sell on our Websites. We assume the inventory damage, theft and obsolescence risks, as well as price erosion risks for products that we purchase directly. These risks are especially significant because some of the merchandise we sell on our Websites are characterized by rapid technological change, obsolescence and price erosion (for example, computer hardware, software and consumer electronics), and because we sometimes make large purchases of particular types of inventory. In addition, we often do not receive warranties on the merchandise we purchase. Further, beginning July 1, 2003, we started accepting returns of products sold through our fulfillment partners, and we have the risk of reselling the returned products.

        In the recent past, we have recorded charges for obsolete inventory and have had to sell certain merchandise at a discount or loss. It is impossible to determine with certainty whether an item will sell for more than the price we pay for it. Because we rely heavily on purchased inventory, our success will depend on our ability to liquidate our inventory rapidly, the ability of our buying staff to purchase inventory at attractive prices relative to its resale value and our ability to manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory. If we are unsuccessful in any of these areas, we may be forced to sell our inventory at a discount or loss.

We may be liable if third parties misappropriate our customers' personal information.

        If third parties are able to penetrate our network security or otherwise misappropriate our customers' personal information or credit card information, or if we give third parties improper access to our customers' personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. This liability could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government agencies investigate our privacy practices.

        We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information such as customer credit card numbers. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms that we use to protect customer transaction data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

We may expand our international business, causing our business to become increasingly susceptible to numerous international business risks and challenges that could affect our profitability.

        We have begun to expand into international markets, and in the future we may do so more aggressively. International sales and transactions are subject to inherent risks and challenges that could adversely affect our profitability, including:

  •
  the need to develop new supplier and manufacturer relationships;

  •
  unexpected changes in international regulatory requirements and tariffs;

  •
  difficulties in staffing and managing foreign operations;

  •
  longer payment cycles from credit card companies;

  •
  greater difficulty in accounts receivable collection;

  •
  potential adverse tax consequences;

  •
  price controls or other restrictions on foreign currency; and

  •
  difficulties in obtaining export and import licenses.

        To the extent we generate international sales and transactions in the future, any negative impact on our international operations could negatively impact our business. In particular, gains and losses on the conversion of foreign payments into United States dollars may contribute to fluctuations in our results of operations and fluctuating exchange rates could cause reduced gross revenues and/or gross margins from non-dollar-denominated international sales.

We may be subject to product liability claims that could be costly and time consuming.

        We sell products manufactured by third parties, some of which may be defective. If any product that we sell were to cause physical injury or injury to property, the injured party or parties could bring claims against us as the retailer of the product. Our insurance coverage may not be adequate to cover every claim that could be asserted. If a successful claim were brought against us in excess of our insurance coverage, it could adversely affect our business. Even unsuccessful claims could result in the expenditure of funds and management time and could have a negative impact on our business.

We may not be able to obtain trademark protection for our marks, which could impede our efforts to build brand identity.

        We have filed trademark applications with the Patent and Trademark Office seeking registration of certain service marks or trademarks. There can be no assurance that our applications will be successful or that we will be able to secure significant protection for our service marks or trademarks. Our competitors or others could adopt product or service marks similar to our marks, or try to prevent us from using our marks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Any claim by another party against us or customer confusion related to our trademarks, or our failure to obtain trademark registration, could negatively affect our business.

Risks Relating to the Internet Industry

Our success is tied to the continued use of the Internet and the adequacy of the Internet infrastructure.

        Our future revenues and profits, if any, substantially depend upon the continued widespread use of the Internet as an effective medium of business and communication. Factors which could reduce the widespread use of the Internet include:

  •
  actual or perceived lack of security of information or privacy protection;

  •
  possible disruptions, computer viruses or other damage to the Internet servers or to users' computers; and

  •
  excessive governmental regulation.

Customers may be unwilling to use the Internet to purchase goods.

        Our long-term future depends heavily upon the general public's willingness to use the Internet as a means to purchase goods. E-commerce remains a relatively new concept, and large numbers of customers may not begin or continue to use the Internet to purchase goods. The demand for and acceptance of products sold over the Internet are highly uncertain, and most e-commerce businesses have a short track record. If consumers are unwilling to use the Internet to conduct business, our business may not develop profitably.

The security risks of e-commerce may discourage customers from purchasing goods from us.

        In order for the e-commerce market to develop successfully, we and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or know-how to breach the security of customer transaction data. Any breach could cause customers to lose confidence in the security of our Websites and choose not to purchase from our Websites. If someone is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Concerns about the security and privacy of transactions over the Internet could inhibit the growth of the Internet and e-commerce. Our security measures may not effectively prohibit others from obtaining improper access to our information. Third parties may target our customers directly with fraudulent identity theft schemes designed to appear as legitimate communications from us. Any security breach or fraud perpetrated on our customers could expose us to increased costs and to risks of loss, litigation and liability and could seriously disrupt our operations.

Credit card fraud could adversely affect our business.

        We do not carry insurance against the risk of credit card fraud, so the failure to adequately control fraudulent credit card transactions could reduce our net revenues and our gross margin. We have implemented technology to help us detect the fraudulent use of credit card information. However, we may in the future suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions because we do not obtain a cardholder's signature. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, results of operation or financial condition.

If one or more states successfully assert that we should collect sales or other taxes on the sale of our merchandise or the merchandise of third parties that we offer for sale on our Websites, our business could be harmed.

        We do not currently collect sales or other similar taxes for physical shipments of goods into states other than Utah. One or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us and other out-of-state companies that engage in online commerce. Our business could be adversely affected if one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our merchandise.

Existing or future government regulation could harm our business.

        We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our business. For example, United States and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. The vast majority of these laws were adopted prior to the advent of the Internet, and do not contemplate or address the unique issues raised thereby. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act and the CAN-SPAM Act of 2003, are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm our business, results of operation and financial condition.

Laws or regulations relating to privacy and data protection may adversely affect the growth of our Internet business or our marketing efforts.

        We are subject to increasing regulation at the federal, state and international levels relating to privacy and the use of personal user information. For example, we are subject to various telemarketing laws that regulate the manner in which we may solicit future suppliers and customers. Such regulations, along with increased governmental or private enforcement, may increase the cost of growing our business. In addition, several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has adopted regulations regarding the collection and use of personal identifying information obtained from children under 13. Bills proposed in Congress would extend online privacy protections to adults. Moreover, proposed legislation in this country and existing laws in foreign countries require companies to establish procedures to notify users of privacy and security policies, obtain consent from users for collection and use of personal information, and/or provide users with the ability to access, correct and delete personal information stored by us. We could become a party to a similar enforcement proceeding. These data protection regulations and enforcement efforts may restrict our ability to collect demographic and personal information from users, which could be costly or harm our marketing efforts.

Risks Relating to the Securities Markets and Ownership of Our Common Stock

Our stock price may be volatile and you may lose all or a part of your investment.

        Our common stock has been publicly traded only since May 30, 2002. The market price of our common stock has been subject to significant fluctuations since the date of our initial public offering. These fluctuations could continue. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this occurs, our stock price may decline. Among the factors that could affect our stock price are as follows:

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  changes in securities analysts' recommendations or estimates of our financial performance or publication of research reports by analysts;

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  changes in market valuations of similar companies;

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  announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

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  general market conditions;

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  actual or anticipated fluctuations in our operating results;

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  intellectual property or litigation developments;

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  changes in our management team;

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  economic factors unrelated to our performance; and

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  our issuance of additional shares of stock in this offering or otherwise.

        In addition, the stock markets have experienced significant price and trading volume fluctuations. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial cost and a diversion of management's attention and resources.

We do not intend to pay dividends on our non-redeemable common stock, and you may lose the entire amount of your investment.

        We have never declared or paid any cash dividends on our non-redeemable common stock and do not intend to pay dividends on our non-redeemable common stock for the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares. We cannot assure that you will receive a positive return on your investment when you sell your shares or that you will not lose the entire amount of your investment.

Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the Delaware General Corporation Law contain anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

        Several provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company even if that change in control would be beneficial to our stockholders. For example, only one-third of our board of directors will be elected at each of our annual meetings of stockholders, which will make it more difficult for a potential acquirer to change the management of our company, even after acquiring a majority of the shares of our common stock. These provisions, which cannot be amended without the approval of two-thirds of our stockholders, could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. In addition, our board of directors, without further stockholder approval, may issue preferred stock, with such terms as the board of directors may determine, that could have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could also adversely affect the voting powers of the holders of common stock, including the loss of voting control to others. We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of our company or could impede a merger, consolidation, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

FORWARD-LOOKING STATEMENTS

        This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled "Risk Factors" in this prospectus, in the section entitled "Risk Factors" in supplements to this prospectus, and in the documents incorporated by reference into this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in or incorporated into this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of common stock offered by this prospectus will be used for general corporate purposes and working capital, including sales and marketing activities and inventory purchases. In addition, we may use a portion of the net proceeds to acquire complementary technologies or businesses. However, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions.

        The amounts we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds of this offering. Pending the uses listed above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

PLAN OF DISTRIBUTION

        We may sell the common stock from time to time in one or more transactions:

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  through one or more underwriters or dealers;

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  directly to purchasers;

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  through agents; and

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  through a combination of any of these methods of sale.

        We may sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of the securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include:

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  block trades,

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  at-the-market offerings,

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  negotiated transactions,

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  put or call option transactions relating to the securities,

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  under delayed delivery contracts or other contractual commitments, or

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  a combination of such methods of sale.

        We may determine the price or other terms of the securities offered in this prospectus or any applicable prospectus supplement by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

        Each time we offer securities pursuant to this prospectus, the prospectus supplement, if required, will set forth:

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  the name of any underwriter, dealer or agent, if any, involved in the offer and sale of the securities;

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  the terms of the offering;

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  any discounts, concessions or commissions and other items that may constitute compensation received by the underwriters, dealers, agents or broker-dealers;

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  any initial public offering price,

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  any discounts or concessions allowed or reallowed or paid to dealers,

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  any securities exchanges on which the securities will be listed; and

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  the anticipated delivery date of the securities.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or from our purchasers (as their agents in connection with the sale of securities). The compensation received may be in excess of customary discounts, concessions or commissions. Any underwriters, dealers, agents or other purchasers participating in the distribution of the securities may be considered "underwriters" under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by them on the sale of the securities may be treated as underwriting discounts and commissions.

        Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

        We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices relating to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased.

        The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named in the prospectus supplement. Unless otherwise indicated, any such agent will be acting on a best efforts only basis for the period of its appointment.

        To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions that will be paid cannot be determined at this time and we will describe them in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities.

        In connection with the offering of the securities, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

        The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

        If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions, except that the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and if securities also are being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

        Our common stock is listed on the Nasdaq National Market under the symbol "OSTK." Any shares of common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject to official notice of issuance. Any underwriters or agents to or through which we may sell securities may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. We cannot, therefore, give any assurance as to the liquidity of our trading market for any securities that we may sell.

        Under the securities laws of some states, the securities registered by the registration statement that includes this prospectus may be sold in those states only through registered or licensed brokers or dealers.

        Any person participating in the distribution of the securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, and the applicable rules and regulations of the SEC, including, among others, Regulation M noted above, which may limit the timing of purchases and sales of any of the securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

LEGAL MATTERS

        The validity of the common stock being offered hereby is being passed upon for us by Bracewell & Patterson, L.L.P., Austin, Texas. Any underwriters will be represented by their own legal counsel.

EXPERTS

        The consolidated financial statements of Overstock.com, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        We are organized under the laws of the State of Delaware. Our Certificate of Incorporation, as amended, and bylaws, as amended, eliminate the personal liability of our directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our Certificate of Incorporation, as amended, and bylaws, as amended, provide indemnity for our current or former officers and directors against all liabilities and costs of defending an action or suit in which they were involved by reason of their positions with us. However, we cannot indemnify any person if a court finds that the person did not act in good faith. Our bylaws, as amended, also provide that we may purchase insurance to protect any director, officer, employee or agent against any liability. We have entered into separate indemnification agreements with each of our directors and executive officers, whereby we have agreed, among other things, to indemnify them to the fullest extent permitted by the Delaware General Corporation Law, subject to specified limitations, against certain liabilities actually incurred by them in any proceeding in which they are a party that may arise by reason of their status as directors, officers, employees or agents or may arise by reason of their serving as such at our request for another entity and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into similar separate indemnification agreements with any directors or officers who may join us in the future. There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the SEC's Public Reference Rooms in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information concerning the Public Reference Rooms. The SEC maintains an Internet site that contains reports, proxy and information statement and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Additionally, we make these filings available, free of charge, on www.overstock.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on the website listed above, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference to in this document.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities we may offer, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC prior to the termination of the offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

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  the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 6, 2002; and

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on February 24, 2004;

        The reports and other documents that we file after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and will update, supplement and supersede the information in this prospectus. We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request a copy of any of this information by writing us at the following address: Overstock.com, Inc. 6322 South 3000 East, Suite 100, Salt Lake City, Utah 84121, Attention: Investor Relations; or by calling our Investor Relations Department at telephone number (801) 947-3100.

1,200,000 Shares

Overstock.com

Common Stock